Exhibit 2.1

AGREEMENT AND PLAN OF MERGER DATED AS OF NOVEMBER 17, 2011 AMONG MEADWESTVACO CORPORATION, MONACO SPINCO INC., ACCO BRANDS CORPORATION and AUGUSTA ACQUISITION SUB, INC.

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Section 11.11	Counterparts	103
Section 11.12	Jurisdiction; Consent to Jurisdiction	104
Section 11.13	Specific Performance	105
Section 11.14	Certain Lender Agreements	105

Exhibits

Exhibit A – Separation Agreement

Exhibit B – Spinco Commitment Letter and Related Letters

Exhibit C – Company Commitment Letter

Exhibit D – MWV Commitment Letter

Annex A – Certificate of Incorporation of the Surviving Corporation

Annex B – Bylaws of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 17, 2011 (this “Agreement”), is by and among MeadWestvaco Corporation, a Delaware corporation (“MWV”), Monaco SpinCo Inc., a Delaware corporation (“Spinco”), ACCO Brands Corporation, a Delaware corporation (the “Company”), and Augusta Acquisition Sub, Inc., a Delaware corporation and wholly owned Subsidiary of the Company (“Merger Sub”).

WHEREAS, Spinco is a newly formed, wholly owned, direct Subsidiary of MWV;

WHEREAS, concurrently with the execution of this Agreement, MWV and Spinco entered into the Separation Agreement in the form attached hereto as Exhibit A (the “Separation Agreement”), pursuant to which MWV will transfer or cause to be transferred to Spinco or one or more Spinco Subsidiaries all of the Spinco Assets, Spinco or one or more Spinco Subsidiaries will assume or cause to be assumed all of the Spinco Liabilities, and Spinco will issue Spinco Common Stock to MWV and pay the Special Dividend to MWV, all upon the terms and subject to the conditions set forth in the Separation Agreement (the “Spinco Reorganization”);

WHEREAS, upon the terms and subject to the conditions set forth in the Separation Agreement, on the Distribution Date, MWV will distribute all of the issued and outstanding shares of Spinco Common Stock to the Agent for the benefit of the holders of the outstanding MWV Common Stock (the “Distribution”);

WHEREAS, at the Effective Time, the parties will effect the merger of Merger Sub with and into Spinco, with Spinco continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) (i) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of, the Company and its stockholders and has approved this Agreement and the transactions contemplated thereby, including the Merger, and the issuance of shares of Company Common Stock pursuant to the Merger, and (ii) has recommended the approval by the stockholders of the Company of the issuance of shares of Company Common Stock pursuant to the Merger;

WHEREAS, the Board of Directors of Merger Sub has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated thereby, including the Merger;

WHEREAS, the Board of Directors of Spinco (the “Spinco Board”) has determined that the Merger and this Agreement are advisable and has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, including the Spinco Reorganization, the Distribution and the Merger;

WHEREAS, the Board of Directors of MWV (the “MWV Board”) has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, including the Merger, the Spinco Reorganization and the Distribution; and

WHEREAS, the parties to this Agreement intend that, for U.S. federal income tax purposes, the Spinco Reorganization and Distribution, taken together, will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1           “Above Basis Amount” shall have the meaning set forth in the Separation Agreement.

1.2           “Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 8.11(b).

1.3           “Acquiror” shall have the meaning set forth in Section 8.19(a)(ii).

1.4           “Additional Company SEC Documents” shall have the meaning set forth in Section 7.4(a).

1.5           “Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person.  The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group.

1.6           “Agent” shall have the meaning set forth in Section 3.2(a).

1.7           “Agreement” shall have the meaning set forth in the Preamble hereto.

1.8           “Approved for Listing” means, with respect to the shares of Company Common Stock to be issued pursuant to the Merger, that such shares have been approved for listing on the NYSE, subject to official notice of issuance.

1.9           “Audited Financial Statements” shall have the meaning set forth in Section 6.4(a)(i).

1.10          “Below Basis Amount” shall have the meaning set forth in the Separation Agreement.

1.11          “Business Day” means any day, other than a Saturday, Sunday or another day on which commercial banking institutions in New York are authorized or required by Law to be closed.

1.12          “Business Transfer Time” shall have the meaning set forth in the Separation Agreement.

1.13          “C&OP Business” shall have the meaning set forth in the Separation Agreement.

1.14          “C&OP Entities” means (i) prior to the Business Transfer Time, members of the MWV Group or Spinco Group to the extent primarily relating to the C&OP Business, and (ii) from and after the Business Transfer Time, members of the Spinco Group.  For the avoidance of doubt, the “C&OP Entities” do not include MeadWestvaco Hong Kong Limited.   It is understood and agreed that in determining the truth and correctness of representations and warranties with respect to an C&OP Entity, matters not primarily relating to the C&OP Business shall be disregarded; and that in determining whether covenants and agreements have been performed by an C&OP Entity, any actions or inactions taken by an C&OP Entity not primarily relating to the C&OP Business shall be disregarded.

1.15          “Certificate of Merger” shall have the meaning set forth in Section 2.3.

1.16          “Change in Recommendation” shall have the meaning set forth in Section 8.11(d).

1.17           “Closing” shall have the meaning set forth in Section 2.2.

1.18           “Closing Date” shall have the meaning set forth in Section 2.2.

1.19           “Code” shall have the meaning set forth in the Recitals hereto.

1.20           “Commissioner” means the Commissioner of Competition appointed under the Competition Act or any person duly authorized to perform the duties on behalf of the Commissioner of Competition.

1.21           “Company” shall have the meaning set forth in the Preamble hereto.

1.22           “Company Acquisition” means, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any of its Significant Subsidiaries; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of any of the Company Subsidiaries) of the Company and the Company Subsidiaries, taken as a whole, constituting 25 % or more of the total consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or accounting for 25% or more of the total consolidated revenues of the Company and the Company Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; or (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving 25% or more of the outstanding shares of Company Common Stock.

1.23           “Company Acquisition Proposal” means any proposal regarding a Company Acquisition.

1.24           “Company Approvals” shall have the meaning set forth in Section 7.3(e).

1.25           “Company Benefit Plan” shall have the meaning set forth in Section 7.11(a).

1.26           “Company Board” shall have the meaning set forth in the Recitals hereto.

1.27           “Company Bylaws” means the Bylaws of the Company, as amended.

1.28           “Company Charter” means the Restated Certificate of Incorporation of the Company, as amended.

1.29           “Company Commitment Letter” shall have the meaning set forth in Section 7.24.

1.30           “Company Common Stock” means the common stock, par value $.01 per share, of the Company.

1.31           “Company Disclosure Letter” shall have the meaning set forth in the first paragraph of ARTICLE VII.

1.32           “Company Employee” shall have the meaning set forth in Section 7.11(a).

1.33           “Company Financing” shall have the meaning set forth in Section 7.24.

1.34            “Company IP Rights” shall have the meaning set forth in Section 7.13.

1.35           “Company Leased Real Property” means all leased Real Property held by the Company or one of the Company Subsidiaries.

1.36           “Company Leases” means all Leases of the Company or of a Company Subsidiary.

1.37           “Company Material Contracts” shall have the meaning set forth in Section 7.14(a).

1.38           “Company Owned Real Property” means all Owned Real Property of the Company or any of the Company Subsidiaries.

1.39           “Company Permits” shall have the meaning set forth in Section 7.7(b).

1.40           “Company Recommendation” shall have the meaning set forth in Section 7.18.

1.41           “Company Restricted Business” shall have the meaning set forth in Section 8.19(a).

1.42           “Company SEC Documents” shall have the meaning set forth in Section 7.4(a).

1.43           “Company Specified Licenses” shall have the meaning set forth in Section 7.13.

1.44           “Company Stockholder Approval” shall have the meaning set forth in Section 7.19.

1.45           “Company Stockholders Meeting” shall have the meaning set forth in Section 8.5(a).

1.46           “Company Subsidiaries” means all direct and indirect Subsidiaries of the Company.

1.47           “Company Superior Proposal” shall have the meaning set forth in Section 8.11(b).

1.48           “Company Tax Counsel” shall have the meaning set forth in Section 8.8(c).

1.49           “Company Termination Fee” shall have the meaning set forth in Section 10.3(a)(i).

1.50           “Company Termination Fee Date” shall have the meaning set forth in Section 10.3(a)(i).

1.51           “Company Voting Debt” shall have the meaning set forth in Section 7.2(b).

1.52           “Competition Act” means the Competition Act (Canada).

1.53           “Competition Act Approval” means:

    (a)           the issuance of an Advance Ruling Certificate and that Advance Ruling Certificate has not been rescinded prior to Closing; or

    (b)           the parties have given notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act has expired or has been terminated in accordance with the Competition Act; or

   (c)            the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act;

and in the case of Section 1.53(b) and 1.53(c), the parties have been advised in writing by the Commissioner that the Commissioner does not intend to make an application under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement and that any terms and conditions attached to any such advice shall be acceptable to the parties.

1.54           “Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 7, 2011, between MWV and the Company, as it may be amended from time to time.

1.55           “Consents” shall have the meaning set forth in the Separation Agreement.

1.56           “Contract” or “agreement” means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, sublease, franchise, permit, authorization, license, contract, instrument or other binding commitment, obligation or arrangement, whether written or oral, other than any MWV Benefit Plan or Company Benefit Plan.

1.57           “Convey” shall have the meaning set forth in the Separation Agreement.

1.58           “Covered Claim” shall have the meaning set forth in Section 11.12(a).

1.59           “Debt Exchange” has the meaning set forth in Section 8.12(f).

1.60           “Debt Financing Agreements” shall have the meaning set forth in Section 8.12(a).

1.61           “Demand Securities” shall have the meaning set forth in the Spinco Commitment Letter.

1.62           “DGCL” means the Delaware General Corporation Law.

1.63           “Disclosure Letters” means, collectively, the MWV Disclosure Letter and the Company Disclosure Letter.

1.64           “Distribution” shall have the meaning set forth in the Recitals hereto.

1.65           “Distribution Date” shall have the meaning set forth in the Separation Agreement.

1.66           “Distribution Fund” shall have the meaning set forth in Section 3.2(a).

1.67           “Distribution Tax Opinion” shall have the meaning set forth in the Separation Agreement.

1.68           “Distribution Tax Representations” shall have the meaning set forth in Section 8.8(b).

1.69           “DOJ” shall have the meaning set forth in Section 8.7(a).

1.70           “Effective Time” shall have the meaning set forth in Section 2.3.

1.71           “Employee Benefits Agreement” means the Employee Benefits Agreement to be entered into between MWV, the Company and Spinco on the date hereof in the form attached as Exhibit C to the Separation Agreement.

1.72           “Environmental Law” means any and all Laws relating to pollution and the protection, cleanup or restoration of the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the

Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq., as amended), the Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. §§ 201, 300f), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Clean Air Act (42 U.S.C. § 7401 et seq.).

1.73           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.74           “ERISA Affiliate” means, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person, would be deemed a “single employer” within the meaning of section 4001(b) of ERISA.

1.75           “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

1.76           “Exchange Ratio” means the product of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time multiplied by (ii) 1.02020202, divided by the number of shares of Spinco Common Stock outstanding immediately prior to the Effective Time.

1.77           “Excluded Assets” shall have the meaning set forth in the Separation Agreement.

1.78           “Excluded Liabilities” shall have the meaning set forth in the Separation Agreement.

1.79           “Expenses” shall have the meaning set forth in Section 11.2.

1.80           “Foreign Competition Laws” shall have the meaning set forth in Section 8.7(a).

1.81           “FTC” shall have the meaning set forth in Section 8.7(a).

1.82           “GAAP” means United States generally accepted accounting principles.

1.83           “Governmental Approvals” shall have the meaning set forth in the Separation Agreement.

1.84           “Governmental Authority” means any foreign, federal, state or local court, administrative agency, official board, bureau, governmental or quasi-governmental entities, having competent jurisdiction over MWV, Spinco or the Company, any of their respective Subsidiaries and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, commission or authority of competent jurisdiction.

1.85           “Group” shall have the meaning set forth in the Separation Agreement.

1.86           “Hazardous Material” means any substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive, infectious, reactive, corrosive, ignitable, flammable or toxic or a pollutant or a contaminant subject to regulation, control or remediation under any Environmental Law.

1.87           “Hong Kong Assets” shall have the meaning set forth in Section 6.17(a).

1.88           “Hong Kong Asset Price” shall have the meaning set forth in Section 8.28.

1.89           “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

1.90           “Intellectual Property Rights” means all United States and foreign issued and pending patents, trademarks, service marks, slogans, logos, trade names, service names, Internet domain names, trade styles, trade dress and other indicia of origin, and all goodwill associated with any of the foregoing, copyrights, copyrightable works, trade secrets, know-how, processes, methods, designs, computer programs (whether in source code, object code or other form) and related documentation, plans, specifications, data, inventions (whether or not patentable or reduced to practice), improvements, confidential, business and other information and all intangible property, proprietary rights and other intellectual property, and all registrations, applications and renewals (including divisionals, continuations, continuations-in-part, reissues, renewals, registrations, re-examinations and extensions) for, and tangible embodiments of, and all rights with respect to, any of the foregoing.

1.91           “Interim Balance Sheet Date” shall have the meaning set forth in Section 6.4(d).

1.92           “Interim Financial Statements” shall have the meaning set forth in Section 6.4(a)(ii).

1.93           “Intervening Event” shall have the meaning set forth in Section 8.11(d).

1.94           “IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives and attorneys.

1.95           “IRS Debt Exchange Ruling” means a private letter ruling from the IRS to the effect that MWV will not recognize gain or loss for U.S. federal income Tax purposes in connection with the receipt of the Spinco Securities or the consummation of the Debt Exchange.

1.96           “IRS D Reorganization Ruling” means a private letter ruling from the IRS to the effect that the Spinco Reorganization and Distribution, taken together, will qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code.

1.97           “IRS Submission” shall have the meaning set forth in Section 8.8(a).

1.98           “Investment Canada Act” means the Investment Canada Act (Canada).

1.99           “Investment Canada Act Approval” means the applicable minister(s) pursuant to the Investment Canada Act shall have sent a notice pursuant to section 21, 22 or 23 of the Investment Canada Act to the Company, on terms and conditions satisfactory to the Company, stating that the minister(s) is/are satisfied that the transactions contemplated by this Agreement are likely to be of net benefit to Canada, or alternatively, the time period provided for such notice under section 21, 22 or 23 of the Investment Canada Act shall have expired such that the minister(s) shall be deemed to be satisfied that the transactions contemplated by this Agreement are of net benefit to Canada.

1.100         “Knowledge” means (i) with respect to MWV, the actual knowledge of Neil McLachlan, Patrick Buchenroth, Dirk Krouskop and Mark Rajkowski

and (ii) with respect to the Company, means the actual knowledge of Boris Elisman, Neal Fenwick and James Edwards.

1.101           “Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

1.102           “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy land, buildings, structures, improvements, fixtures or other interest in real property.

1.103           “Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

1.104           “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Person holds any Leased Real Property.

1.105           “Liens” means all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, claims, charges, liabilities, obligations, privileges, easements, rights of way, limitations, reservations, restrictions, options, rights of first refusal and other encumbrances of every kind.  For the avoidance of doubt, the license of Intellectual Property Rights shall not itself constitute a Lien.

1.106           “Marketing Period” shall have the meaning set forth in Section 8.12(c).

1.107           “Material Adverse Effect” means, with respect to Spinco or the Company, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of the C&OP Business (in the case of Spinco) or the Company and the Company Subsidiaries, taken as a whole (in the case of the Company); provided that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (iii) any hurricane, tornado, flood, earthquake or other natural disaster occurring after the date of this Agreement, (iv) any change in applicable Law or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted after the date of this Agreement, (v) general conditions in the industries in which the C&OP Business operates (in the case of Spinco) or the Company and the Company Subsidiaries operate (in the case of the Company), (vi) the announcement and pendency of this Agreement and the transactions contemplated hereby, including any lawsuit in respect hereof, compliance with the covenants or agreements contained herein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of the C&OP Business (in the case of Spinco) or the Company or any of the Company Subsidiaries (in the case of the Company), and (vii) in the case of Spinco, any Excluded Asset or Excluded Liability, except, in the cases of clauses (i) and (v), to the extent that such change, development, event, occurrence, effect or state of facts has a materially disproportionate effect on the C&OP Business (in the case of Spinco) or the Company and the Company Subsidiaries, taken as a whole (in the case of the Company), as compared with other participants in the industries in which the C&OP Business operates (in the case of Spinco) or the Company and the Company Subsidiaries operate (in the case of the Company) (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect).

1.108           “Mead Name” shall have the meaning set forth in the Separation Agreement.

1.109           “Merger” shall have the meaning set forth in Section 2.1.

1.110           “Merger Sub” shall have the meaning set forth in the Preamble hereto.

1.111           “Merger Sub Common Stock” shall have the meaning set forth in Section 3.1(b).

1.112           “Merger Sub Stockholder Approval” shall have the meaning set forth in Section 7.3(c).

1.113           “Merger Tax Opinion” shall have the meaning set forth in Section 8.8(c).

1.114           “Multiemployer Plan” has the meaning set forth in Section 6.11(c).

1.115           “Multiple Employer Plan” has the meaning set forth in Section 6.11(c).

1.116           “MWV” shall have the meaning set forth in the Preamble hereto.

1.117           “MWV Approvals” shall have the meaning set forth in Section 5.2(c).

1.118           “MWV Benefit Plan” shall have the meaning set forth in Section 6.11(a).

1.119           “MWV Board” shall have the meaning set forth in the Recitals hereto.

1.120           “MWV Commitment Letter” means the commitment letter from the financial institutions named therein pursuant to which such parties have committed to lend the amounts set forth therein to MWV, a copy of which is attached hereto as Exhibit D.

1.121           “MWV Common Stock” means the common stock, par value $.01 per share, of MWV.

1.122           “MWV Debt” shall have the meaning set forth in Section 8.12(f).

1.123           “MWV Debt Financing Agreements” shall have the meaning set forth in Section 8.12(b).

1.124            “MWV Disclosure Letter” shall have the meaning set forth in the first paragraph of ARTICLE V.

1.125           “MWV Expenses” shall have the meaning set forth in Section 10.3(a)(iii).

1.126           “MWV Financing” shall have the meaning set forth in Section 6.23.

1.127           “MWV Group” shall mean the Parent Group as defined in the Separation Agreement.

1.128           “MWV Lender” shall have the meaning set forth in Section 8.12(f).

1.129           “MWV SEC Documents” means all forms, reports, schedules, statements and other documents required to be filed or furnished by MWV with the SEC since January 1, 2009.

1.130           “MWV Related Parties” shall have the meaning set forth in Section 11.14.

1.131           “MWV Subsidiaries” means all direct and indirect Subsidiaries of MWV that are in the MWV Group.

1.132           “MWV Tax Counsel” means Wachtell, Lipton, Rosen & Katz.

1.133           “MWV Termination Fee” shall have the meaning set forth in Section 10.3(b).

1.134           “NYSE” means the New York Stock Exchange, Inc.

1.135           “Order” means any decree, judgment, injunction, writ, rule or other order of any Governmental Authority.

1.136           “Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto that is owned.

1.137           “PBGC” means the Pension Benefit Guaranty Corporation.

1.138           “Permitted Encumbrances” means (i) statutory Liens for Taxes that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics Liens and similar Liens for labor, materials or supplies provided, incurred in the ordinary course of business for amounts which are not due and payable or are subject to dispute and with respect to which reserves have been established in accordance with GAAP; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of such Owned Real Property, Leased Real Property or Leasehold Improvement (as the case may be) or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Owned Real Property Leased Real Property or Leasehold Improvement (as the case may be) which are not violated in any material respect by the current use or occupancy of such Owned Real Property, Leased Real Property or Leasehold Improvement (as the case may be) or the operation of the business thereon; (iv) easements, covenants, conditions, restrictions and other similar matters of record, or matters that would be disclosed by a true and correct survey, affecting title to any Owned Real Property, Leased Real Property or Leasehold Improvement (as the case may be) which do not or would not materially impair the use or occupancy of such Owned Real Property, Leased Real Property or Leasehold Improvement (as the case may be) in the operation of the business conducted thereon; and (v) Liens securing indebtedness incurred in connection with the Spinco Financing or disclosed in the Company SEC Documents or the Spinco Financial Statements, as applicable.

1.139           “Person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

1.140           “Proxy Statement/Prospectus” means the letters to stockholders, notices of meetings, proxy statement and forms of proxies to be distributed to stockholders in connection with the Merger and the transactions contemplated by this Agreement and any additional soliciting material or schedules required to be filed with the SEC in connection therewith.

1.141           “Real Property” means land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and improvements thereon.

1.142           “Record Date” shall have the meaning set forth in the Separation Agreement.

1.143           “Redactable Information” shall have the meaning set forth in Section 8.8(a).

1.144           “Registration Statement” means the registration statement on Form S-4 to be filed by the Company with the SEC to effect the registration under the Securities Act of the issuance of the shares of Company Common Stock which will be issued to holders of Spinco Common Stock pursuant to the Merger (as amended and supplemented from time to time).

1.145           “Related Letters” shall have the meaning set forth in Section 7.23.

1.146           “Representatives” shall have the meaning set forth in Section 8.11(a).

1.147           “Required Approvals” shall have the meaning set forth in Section 8.7(a).

1.148           “Required Financial Information” shall have the meaning set forth in Section 8.12(d).

1.149           “Reverse Breakup Fee” shall have the meaning set forth in Section 10.3(c).

1.150           “Rights Agreement” means the Rights Agreement, dated as of August 16, 2005, by and between the Company and Wells Fargo Bank, National Association, as rights agent.

1.151           “Ruling Request” shall have the meaning set forth in Section 8.8(a).

1.152           “Sarbanes-Oxley Act” shall have the meaning set forth in Section 7.4(b).

1.153           “SEC” means the U.S. Securities and Exchange Commission.

1.154           “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

1.155           “Separation Agreement” shall have the meaning set forth in the Recitals hereto.

1.156           “Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X promulgated under the Exchange Act.

1.157           “Special Dividend” shall have the meaning set forth in the Separation Agreement.

1.158           “Special Dividend Amount” shall have the meaning set forth in the Separation Agreement.

1.159           “Specified Licenses” shall have the meaning set forth in Section 6.13.

1.160           “Spinco” shall have the meaning set forth in the Preamble hereto.

1.161           “Spinco Assets” shall have the meaning set forth in the Separation Agreement.

1.162           “Spinco Benefit Plan” shall have the meaning set forth in Section 6.11(a).

1.163           “Spinco Board” shall have the meaning set forth in the Recitals hereto.

1.164           “Spinco Commitment Letter” means the commitment letter from the financial institutions named therein pursuant to which such parties have committed to lend the amounts set forth therein to Spinco for the purpose of funding the Special Dividend, a copy of which is attached hereto as Exhibit B.

1.165            “Spinco Common Stock” means the Common Stock, par value $0.001 per share, of Spinco.

1.166            “Spinco Contracts” shall have the meaning set forth in the Separation Agreement.

1.167           “Spinco Distribution Debt” means the SpinCo Notes, Exchange Loans and/or Exchange Notes, as the case may be (and each as defined in the MWV Commitment Letter), of Spinco which may be delivered by MWV in full satisfaction of the MWV Debt in accordance with the terms of the MWV Debt, as described in the MWV Commitment Letter.

1.168            “Spinco Employee” shall have the meaning set forth in Section 6.11(a).

1.169           “Spinco Financial Statements” shall have the meaning set forth in Section 6.4(a)(ii).

1.170           “Spinco Financing” shall have the meaning set forth in Section 7.23.

1.171            “Spinco Facilities” shall have the meaning set forth in the Separation Agreement.

1.172           “Spinco Group” shall have the meaning set forth in the Separation Agreement.  However, for the avoidance of doubt, none of the Company or any Company Subsidiary is a member of the Spinco Group for purposes of this Agreement.

1.173           “Spinco IP Rights” shall have the meaning set forth in Section 6.13.

1.174           “Spinco Leased Real Property” means all Leased Real Property that is intended to be Conveyed by MWV or its Subsidiaries to the Spinco Group pursuant to the Separation Agreement.

1.175           “Spinco Leasehold Improvements” means all Leasehold Improvements that are intended to be Conveyed to the Spinco Group by MWV or its Subsidiaries pursuant to the Separation Agreement.

1.176           “Spinco Leases” means all Leases that are intended to be Conveyed to the Spinco Group by MWV or its Subsidiaries pursuant to the Separation Agreement.

1.177           “Spinco Liabilities” shall have the meaning set forth in the Separation Agreement.

1.178           “Spinco Material Contracts” shall have the meaning set forth in Section 6.14(a).

1.179            “Spinco Owned Real Property” means all Owned Real Property that is intended to be Conveyed to the Spinco Group by MWV or its Subsidiaries pursuant to the Separation Agreement.

1.180           “Spinco Permits” shall have the meaning set forth in Section 6.7(b).

1.181           “Spinco Registration Statement” shall have the meaning set forth in the Separation Agreement.

1.182           “Spinco Reorganization” shall have the meaning set forth in the Recitals hereto.

1.183           “Spinco Securities” means notes issued by Spinco to MWV in a principal amount of $270 million (subject to gross up to account for applicable underwriting or other fees and original issuance discount), as contemplated in Section 8.12(f), which notes shall (i) be unconditionally guaranteed by each of Spinco’s existing and subsequently acquired or organized direct or indirect domestic subsidiaries and, after consummation of the Merger, the Company and each of its existing and subsequently acquired subsidiaries that guarantees any other indebtedness of the Company, (ii) have a maturity date of at least eight years and be non-callable for a period of at least five years, (iii) have an interest rate not to exceed the Total Cap, unless the Company shall agree in its sole discretion to an interest rate in excess of the Total Cap, (iv) have customary high yield incurrence based covenants to be agreed in light of then prevailing market conditions for issuers of comparable creditworthiness or such other covenants as the Company may agree with the applicable counterparty and (v) otherwise be in form and substance, and subject to an indenture, customary for high yield debt offerings under Rule 144A under the Securities Act and similar to the terms governing the Spinco Distribution Debt.

1.184           “Spinco Stockholder Approval” shall have the meaning set forth in Section 6.16.

1.185           “Spinco Subsidiaries” means all direct and indirect Subsidiaries of Spinco immediately following the Spinco Reorganization, including any direct or indirect Subsidiaries of MWV that become Subsidiaries of Spinco after the date hereof.

1.186           “Spinco Voting Debt” shall have the meaning set forth in Section 6.2(b).

1.187           “Subsidiary” means, with respect to any Person, a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in the equity thereof, (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

1.188           “Surviving Corporation” shall have the meaning set forth in Section 2.1.

1.189           “Tax” or “Taxes” means all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Taxing Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or other taxes (including any amounts owed to any Governmental Authority or other Person in respect of abandoned or unclaimed property, escheat or similar Laws), whether disputed or not, and including any interest, penalties (including Canadian transfer pricing penalties) or additions attributable thereto.

1.190           “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

1.191           “Tax Matters Agreement” means the Tax Matters Agreement to be entered into among MWV and its Affiliates, Spinco and the Company substantially in the form attached as Exhibit A to the Separation Agreement.

1.192           “Taxing Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

1.193           “Termination Date” means the date, if any, on which this Agreement is terminated pursuant to Section 10.1(b).

1.194           “Threshold Percentage” shall have the meaning set forth in Section 3.1(d).

1.195            “Total Cap” shall have the meaning set forth in the Related Letters.

1.196           “Transaction Agreements” means this Agreement, the Separation Agreement, the Employee Benefits Agreement, the Transition Services Agreement and the Tax Matters Agreement.

1.197           “Transition Services Agreement” means the Transition Services Agreement to be entered into by and between MWV and Spinco substantially on the terms set forth as Exhibit B to the Separation Agreement.

1.198           “Trigger Event” has the meaning set forth in Section 8.3(a).

1.199           “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local law, regulation or ordinance.

ARTICLE II

THE MERGER

Section 2.1                The Merger.  At the Effective Time and upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into Spinco (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate existence of Merger Sub shall cease and Spinco shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL.  As a result of the Merger, Spinco shall become a wholly owned Subsidiary of the Company.

Section 2.2                Closing.  Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 10.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Central time, on the date which is the last Business Day of the month in which the conditions set forth in ARTICLE IX (other than those that are to be satisfied by action at the Closing) have been satisfied or, to the extent permitted by applicable Law, waived, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 N. Wacker Drive, Chicago, Illinois 60606, unless another date, time or place is agreed to in writing by MWV and the Company.  Notwithstanding the immediately preceding sentence, if the Marketing Period has not ended at the time of the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE IX (other than those that are to be satisfied by action at the Closing), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any date which is the last Business Day of the month before or during the Marketing Period as may be specified by the Company and MWV on no less than two (2) Business Days’ prior notice to MWV and (b) any date which is the last Business Day of the month in which the final day of the Marketing Period occurs, or at such other place, date and time as the Company and MWV shall agree.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 2.3                Effective Time.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, a certificate of merger shall be filed with the Secretary of State of the State of Delaware with respect to the Merger (the “Certificate of Merger”), in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL.  The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time as the parties hereto may agree and as is provided in the Certificate of Merger.  The date and time at which the Merger shall become so effective is herein referred to as the “Effective Time.”

Section 2.4               Effects of the Merger.  At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.5               Certificate of Incorporation and Bylaws of the Surviving Corporation.

     (a)           The certificate of incorporation of Spinco shall, by virtue of the Merger, be amended and restated in its entirety to read as set forth in Annex A to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with such certificate of incorporation, this Agreement and applicable Law.

     (b)           The bylaws of Spinco shall, by virtue of the Merger, be amended and restated in their entirety to read as set forth in Annex B to this Agreement and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the certificate of incorporation of the Surviving Corporation, such bylaws, this Agreement and applicable Law.

Section 2.6               Governance Matters.

     (a)           The Company Board shall take all action necessary such that, immediately following the Effective Time, the Company Board shall be increased by two members, and two persons selected by MWV and approved by the Corporate Governance and Nominating Committee of the Company Board (such approval not to be unreasonably withheld, conditioned or delayed) shall be appointed to fill the vacancies created.

     (b)           From and after the Effective Time, the officers of Spinco shall be the initial officers of the Surviving Corporation.  Such officers shall hold office until their successors are duly appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

     (c)           From and after the Effective Time, the directors of Merger Sub shall be the initial directors of the Surviving Corporation.  Such directors shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 2.7               Name; Corporate Offices.

     (a)           From and after the Effective Time, the name of the Surviving Corporation shall be “Mead Consumer and Office Products Inc.”.

     (b)           From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Corporation shall be the Company’s executive offices.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1               Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Spinco, Merger Sub or any holder of the capital stock of MWV, Spinco, Merger Sub or the Company:

     (a)           Conversion of Spinco Capital Stock.

  (i)           Each share of Spinco Common Stock issued and outstanding as of the Effective Time (other than shares canceled in accordance with Section 3.1(a)(ii)) shall be automatically converted into the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 3.1(a)(iv) and Section 3.1(d).

  (ii)          Each share of Spinco Common Stock held by Spinco as treasury stock immediately prior to the Effective Time shall be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.

  (iii)         Each share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Company Common Stock as provided in Section 3.1(a)(i) and any dividends or distributions and other amounts payable in accordance with Section 3.2(c).

  (iv)         The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of Company Common Stock or Spinco Common Stock, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to the Company Common Stock or Spinco Common Stock having a record date occurring on or after the date of this Agreement and prior to the Effective Time; provided that nothing in this Section 3.1(a)(iv) shall be construed to permit MWV, Spinco or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

     (b)           Merger Sub Common Stock.  At the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     (c)           Company Common Stock.  Each share of Company Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding following the Effective Time.

     (d)           Exchange Ratio True-Up.  If the condition set forth in Section 3.3(b) of the Separation Agreement with respect to the Distribution Tax Opinion is unable to be satisfied because immediately after the Effective Time the percentage of outstanding shares of Company Common Stock issued pursuant to the plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code) would be more than 49.5% (the “Threshold Percentage”)  (determined without regard to any adjustment pursuant to this Section 3.1(d)), then the aggregate number of shares of Company Common Stock into which the shares of Spinco Common Stock are converted pursuant to Section 3.1(a)(i) shall be increased such that the recomputed Threshold Percentage is 49.5%.

Section 3.2                Distribution of Per Share Merger Consideration.

     (a)           Agent.  Prior to the Effective Time, MWV will appoint a bank or trust company reasonably acceptable to the Company as distribution agent (the “Agent”).  Prior to or at the Effective Time, the Company shall deposit with the Agent, for the benefit of Persons who received shares of Spinco Common Stock in the Distribution and for distribution in accordance with this ARTICLE III, through the Agent, certificates or book-entry authorizations representing the shares of Company Common Stock (such shares of Company Common Stock, together with any dividends or distributions and other amounts payable in accordance with Section 3.2(c), being hereinafter referred to as the “Distribution Fund”) issuable pursuant to Section 3.1 upon conversion of outstanding shares of Spinco Common Stock.  The Agent shall, pursuant to irrevocable instructions, deliver the Company Common Stock contemplated to be issued pursuant to Section 3.1 from the shares of Company Common Stock held in the Distribution Fund.  If the Company deposits such shares into the Distribution Fund prior to the

Effective Time and the Merger is not consummated, the Agent shall promptly return such shares to the Company.  The Distribution Fund shall not be used for any other purpose.

     (b)           Distribution Procedures.  At the Effective Time, all shares of Spinco Common Stock shall be converted into the right to receive shares of Company Common Stock pursuant to, and in accordance with, the terms of this Agreement, immediately following which the Agent shall distribute on the same basis as the shares of Spinco Common Stock were distributed in the Distribution and to the Persons who received Spinco Common Stock in the Distribution, in respect of the outstanding shares of MWV Common Stock held by holders of record of MWV Common Stock on the Record Date, all of the shares of Company Common Stock into which the shares of Spinco Common Stock that were distributed in the Distribution have been converted pursuant to the Merger.  Each Person entitled to receive Spinco Common Stock in the Distribution shall be entitled to receive in respect of the shares of Spinco Common Stock distributed to such Person a certificate or book-entry authorization representing the number of whole shares of Company Common Stock that such holder has the right to receive pursuant to this Section 3.2(b) (and cash in lieu of fractional shares of Company Common Stock, as contemplated by Section 3.3) (and any dividends or distributions and other amounts pursuant to Section 3.2(c)).  The Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Company Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

     (c)           Distributions with Respect to Undistributed Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid with respect to any shares of Company Common Stock that are not able to be distributed by the Agent promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise.  Subject to the effect of applicable Laws, following the distribution of any such previously undistributed shares of Company Common Stock, there shall be paid to the record holder of such shares of Company Common Stock, without interest (i) at the time of the distribution, the amount of cash payable in lieu of fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 3.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such shares and a payment date subsequent to the distribution of such shares payable with respect to such whole shares of Company Common Stock.  The Company shall deposit in the Distribution Fund all such dividends and distributions.

     (d)           No Further Ownership Rights in Spinco Common Stock.  All shares of Company Common Stock issued in respect of shares of Spinco Common Stock (including any cash paid in lieu of fractional shares pursuant to Section 3.3) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Spinco Common Stock.

     (e)           Termination of Distribution Fund.  Any portion of the Distribution Fund made available to the Agent that remains undistributed to the former stockholders of Spinco on the one-year anniversary of the Effective Time shall be delivered to the Company, upon demand, and any former stockholders of Spinco who have not received shares of Company Common Stock in accordance with this ARTICLE III shall thereafter look only to the Company for payment of their claim for Company Common Stock and any dividends, distributions or cash in lieu of fractional shares with respect to Company Common Stock (subject to any applicable abandoned property, escheat or similar Law).

     (f)           No Liability.  Neither MWV, the Surviving Corporation, the Company, Merger Sub, the Agent nor any other Person shall be liable to any holder of Spinco Common Stock or any holder of shares of MWV Common Stock for shares of Company Common Stock (or dividends or distributions with respect thereto or with respect to Spinco Common Stock) or cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

     (g)           Closing of Transfer Books.  From and after the Effective Time, the stock transfer books of Spinco shall be closed and no transfer shall be made of any shares of capital stock of Spinco that were outstanding as of the Effective Time.

     (h)           Withholding Rights.  The Company or the Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Spinco Common Stock such amounts as they determine in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the recipient.

Section 3.3               Fractional Shares.  No fractional shares of Company Common Stock shall be issued in the Merger.  All fractional shares of Company Common Stock that a holder of shares of Spinco Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated.  The Agent will cause the whole shares obtained thereby to be sold, in the open market or otherwise as reasonably directed by MWV, and in no case later than three (3) Business Days after the Effective Time.  The Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Spinco Common Stock entitled to receive such cash.

ARTICLE IV

CERTAIN PRE-MERGER TRANSACTIONS

The following transactions shall occur at or prior to the Effective Time.

Section 4.1               Distribution.  Upon the terms and subject to the conditions of the Separation Agreement, prior to the Effective Time, MWV and Spinco shall use their respective reasonable best efforts to cause to be effected the Spinco Reorganization and the Distribution in accordance with the terms of the Separation Agreement.

Section 4.2               MWV/Spinco Transaction Agreements.  Upon the terms and subject to the conditions of the Separation Agreement, at or prior to the Effective Time, MWV and Spinco shall each execute and deliver the Tax Matters Agreement, the Transition Services Agreement and the Employee Benefits Agreement, each substantially in the form attached to the Separation Agreement, as well as all other agreements, if any, required in connection with the Spinco Reorganization and the Distribution.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MWV

Except as otherwise disclosed or identified in (i) the MWV SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such MWV SEC Documents that are predictive, forward-looking or primarily cautionary in nature) or (ii) subject to Section 11.4(b), the corresponding section of the Disclosure Letter delivered by MWV to the Company immediately prior to the execution of this Agreement (the “MWV Disclosure Letter”), MWV hereby represents and warrants to the Company as follows:

Section 5.1               Organization; Qualification.  MWV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  MWV and the MWV Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties and assets that are intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement.  Each of the C&OP Entities is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the C&OP Business owns, leases or operates properties, or where the nature of the C&OP Business operated by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 5.2               Corporate Authority; No Violation.

     (a)           MWV has the corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and to carry out its obligations hereunder and thereunder.  Assuming the accuracy of the Company’s representations and warranties in Section 7.20, the execution, delivery and performance by MWV of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of MWV, except for such further action of the MWV Board required to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the MWV Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement).  The execution, delivery and performance of any other Transaction Agreement to which it is a party or as of the Effective Time will be a party and the consummation of the transactions contemplated thereby have been, or will be as of the Effective Time, duly authorized by all requisite corporate action on the part of MWV, except for such further action of the MWV Board required to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the MWV Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation Agreement).  This Agreement has been duly executed and delivered by MWV and, assuming the due authorization, execution and delivery by the Company, Spinco and Merger Sub, constitutes a legal, valid and binding agreement of MWV, enforceable against MWV in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).  As of the Distribution Date, each other Transaction Agreement to which MWV is a party will have been duly executed and delivered by MWV and, assuming the due authorization, execution and delivery by the other parties thereto, will constitute a legal, valid and binding agreement of MWV, enforceable against MWV in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

     (b)           Neither the execution and delivery by MWV of this Agreement and other Transaction Agreements to which it is a party nor the consummation by MWV of the transactions contemplated hereby or thereby or the performance by MWV with any of the provisions hereof or thereof will (i) violate or conflict with any provisions of MWV’s Amended and Restated Certificate of Incorporation or bylaws; (ii) assuming the consents and approvals referred to in Section 5.2(c) are obtained, result in a default (or an event that, with notice or lapse of time or both, would become a default) that would affect the enforceability of this Agreement against MWV under any Contract to which MWV or any of the MWV Subsidiaries is a party or by which MWV or any of the MWV Subsidiaries is bound or affected; (iii) result in the creation of a Lien on any of the issued and outstanding shares of Spinco Common Stock, capital stock of any Spinco Subsidiary or on any of the Spinco Assets pursuant to any Contract to which MWV or any of the MWV Subsidiaries (including Spinco and its Subsidiaries) is a party or by which MWV or the MWV Subsidiaries is bound or affected; or (iv) assuming the consents and approvals contemplated by Section 5.2(c) are obtained, violate or conflict with any Law applicable to MWV or any of the MWV Subsidiaries (including Spinco and its Subsidiaries), or any of the properties, business or assets of any of the foregoing, other than, in the case of each of clauses (ii) through (iv), any such violation, conflict, default, right, loss or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

     (c)           Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL, (ii) state securities or “blue sky” laws, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act, (vi) antitrust or other competition laws of other jurisdictions, (vii) further action of the MWV Board to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the MWV Board (which is subject to the satisfaction of the conditions set forth in the Separation Agreement) and (viii) the rules and regulations of the NYSE (the approvals contemplated by clauses (i) through (viii), collectively, the “MWV Approvals”), no authorization, consent or approval of, or filing with, any Governmental Authority or any other Person is necessary for the consummation by MWV of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 5.3               Brokers or Finders.  Other than Goldman, Sachs & Co. and Greenhill & Co., Inc., the fees and expenses of which will be paid by MWV, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by any member of the MWV Group, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or other Transaction Agreement, in each case, for which the Company, Merger Sub, Spinco or any Spinco Subsidiary could become liable or obligated.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MWV RELATING TO SPINCO

Except as otherwise disclosed or identified in (i) the MWV SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such MWV SEC Documents that are predictive, forward-looking or primarily cautionary in nature) or (ii) the corresponding section of the MWV Disclosure Letter, MWV represents and warrants to the Company as follows:

Section 6.1               Organization; Qualification.

     (a)           Spinco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The copies of the certificate of incorporation and bylaws of Spinco made available to the Company prior to the date hereof are complete and correct copies of such documents as in full force and effect as of the date hereof.

     (b)           Each member of the Spinco Group will be, as of the Effective Time, a corporation or other entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of its jurisdiction of incorporation or formation, as the case may be, and will have, as of the Effective Time, all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except for such failure to have the requisite power and authority that, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.  Each member of the Spinco Group will be, as of the Effective Time, duly qualified and licensed to do business and will be, as of the Effective Time, in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.  The copies of the certificate of incorporation and bylaws (or analogous governing documents) of each member of the Spinco Group (other than Spinco) made available to the Company prior to the Effective Time are complete and correct copies of such documents as in full force and effect as of the time they are provided.

     (c)           Section 6.1(c) of the MWV Disclosure Letter sets forth a list of the Spinco Subsidiaries and their respective jurisdictions of incorporation or organization as of the date hereof.

Section 6.2               Capital Stock and Other Matters.

     (a)           As of the date hereof, (i) the authorized capital stock of Spinco consists of 500 shares of Spinco Common Stock, (ii) there are issued and outstanding 100 shares of Spinco Common Stock, and (iii) no shares of Spinco Common Stock are being held by Spinco in its treasury.  All of the issued and outstanding shares of Spinco Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights.  Immediately prior to the Effective Time, there will be outstanding a number of shares of Spinco Common Stock determined in accordance with Section 8.21.

     (b)           No bonds, debentures, notes or other indebtedness of any member of the Spinco Group having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of Spinco (including Spinco Common Stock) may vote (“Spinco Voting Debt”) are, or as of the Effective Time will be, issued or outstanding.

     (c)           Except in connection with the Merger or as otherwise provided for in the Transaction Agreements, (i) there are no outstanding securities, options, warrants, convertible securities, calls, rights, commitments, agreements, arrangements, undertakings or Contracts of any kind to which Spinco is a party or by which it is bound obligating Spinco to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Spinco Voting Debt or other voting securities of any member of the Spinco Group or obligating Spinco to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment, agreement, arrangement, undertaking or Contract and (ii) there will not as of the Effective Time be any outstanding securities, options, warrants, convertible securities, calls, rights, commitments, agreements, arrangements, undertakings or

Contracts of any kind to which any member of the Spinco Group (other than Spinco) is a party or by which any of them is bound obligating any of them to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Spinco Voting Debt or other voting securities of any member of the Spinco Group or obligating any member of the Spinco Group (other than Spinco) to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment, agreement, arrangement, undertaking or Contract.

     (d)           There are no stockholder agreements, voting trusts or other Contracts (other than the Separation Agreement) to which Spinco is a party or by which it is bound relating to voting or transfer of any shares of capital stock of Spinco.

Section 6.3               Corporate Authority; No Violation.

     (a)           Spinco has the corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and to carry out its obligations hereunder and thereunder, subject, in the case of the Merger, to the adoption of this Agreement by MWV, as sole stockholder of Spinco.  Assuming the accuracy of the Company’s representations and warranties in Section 7.20, the execution, delivery and performance by Spinco of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Spinco.  The execution, delivery and performance by Spinco of each other Transaction Agreement to which it is, or as of the Effective Time will be, a party; and the consummation of the transactions contemplated thereby have been, or will be as of the Effective Time, duly authorized by all requisite corporate action on the part of Spinco.

     (b)           This Agreement has been duly executed and delivered by Spinco and, assuming the due authorization, execution and delivery by MWV, the Company and Merger Sub, constitutes a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).  As of the Effective Time, each other Transaction Agreement to which Spinco is a party will have been duly executed and delivered by Spinco and will, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

     (c)           Neither the execution and delivery by Spinco of this Agreement and the other Transaction Agreements to which it is a party nor the consummation by Spinco of the transactions contemplated hereby or thereby, or performance by Spinco of the provisions hereof or thereof, will (i) violate or conflict with any provision of Spinco’s certificate of incorporation or bylaws; (ii) assuming the consents and approvals referred to in Section 6.3(d)

are obtained, result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Spinco Contract or any Contract to which any of the C&OP Entities is a party or by which any of them is bound or affected; (iii) result in the creation of a Lien on any of the issued and outstanding shares of Spinco Common Stock or capital stock of any other member of the Spinco Group or on any of the Spinco Assets pursuant to any Contract to which any of the C&OP Entities is a party or by which any of them is bound or affected; or (iv) assuming the consents and approvals contemplated by Section 6.3(d) are obtained, violate or conflict with any Law applicable to the C&OP Entities, or any of the properties, business or assets that are intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement belonging to any of the foregoing, other than, in the case of each of clauses (ii) through (iv), any such violation, conflict, default, right, loss or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

     (d)           Other than the MWV Approvals, no authorization, consent or approval of, or filing with, any Governmental Authority or any other Person is necessary for the consummation by Spinco of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 6.4               Financial Statements.

     (a)           MWV and Spinco have previously made available to the Company:

  (i)           the audited combined balance sheets of the C&OP Business at December 31, 2009 and 2010, and the related audited combined statements of income, cash flows and equity for the fiscal years ended December 31, 2009 and 2010, including the notes thereto (collectively, the “Audited Financial Statements”); and

  (ii)          the unaudited interim combined balance sheet of the C&OP Business at September 30, 2011 and the related unaudited interim combined statement of income for the nine months ended September 30, 2011 (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Spinco Financial Statements”).

     (b)           The Spinco Financial Statements fairly present in all material respects, and any other financial statements prepared and delivered in accordance with Section 8.4(h) or Section 8.24 will fairly present in all material respects, the financial position of the C&OP Business as of the dates thereof, and the results of operations and changes in cash flows, changes in equity or other information included therein for the periods or as of the dates then ended, in each case except as otherwise noted therein.  The Audited Financial Statements have been prepared in accordance with GAAP, and on a consistent basis, except as otherwise noted therein, and the unaudited financial statements prepared and delivered in accordance with Section 8.4(h) or Section 8.24 will be prepared on a consistent basis with the Interim Financial Statements.

     (c)           As of the date hereof, neither Spinco nor any of the Spinco Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the SEC.

     (d)           Except as set forth in the Spinco Financial Statements or the notes thereto, since the date of the balance sheet included in the Interim Financial Statements (the “Interim Balance Sheet Date”), MWV and the MWV Subsidiaries have not incurred any liabilities or obligations that will be assumed by the Spinco Group as a Spinco Liability pursuant to the Separation Agreement and that are of a nature that would be required to be disclosed on a combined balance sheet of the C&OP Business or in the notes thereto prepared in conformity with GAAP, other than liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 6.5               Absence of Certain Changes or Events.  Except as specifically contemplated by this Agreement or the other Transaction Agreements, since the Interim Balance Sheet Date, the C&OP Business has been conducted in the ordinary course, consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.  From the Interim Balance Sheet Date to the date hereof, none of MWV, Spinco or any of their respective Subsidiaries has taken any action or failed to take any action, which action or failure, as the case may be, would constitute a material breach of clauses (c), (d), (g), (h), (i), (j) or (n) of Section 8.2 if taken without the Company’s consent after the date hereof.

Section 6.6               Investigations; Litigation.

     (a)           Other than in connection with the Required Approvals, there is no investigation or review pending (or, to the Knowledge of MWV, threatened) by any Governmental Authority with respect to the C&OP Entities, in each case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

     (b)           There are no actions, suits, arbitrations or proceedings pending (or, to the Knowledge of MWV, threatened) against or affecting the C&OP Entities or any of their respective properties to the extent such properties are intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement or otherwise affecting the C&OP Business at Law or in equity, and there are no orders, judgments or decrees of any Governmental Authority, in each case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.  Notwithstanding anything contained in this Section 6.6, no representation or warranty shall be deemed to be made in this Section 6.6 in respect of products liability claims, which is the subject of the representations and warranties made in Section 6.21.

Section 6.7               Compliance with Laws; Permits.

     (a)           The C&OP Entities are, and have been since January 1, 2010, in compliance with all, and have received no notice of any violation (as yet unremedied) of any, Laws applicable to such Persons or any of their respective properties or assets to the extent such properties or assets are intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement or otherwise affecting the C&OP Business, except where such non-compliance or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.  Notwithstanding anything contained in this Section 6.7, no representation or warranty shall be deemed to be made in this Section 6.7 in respect of environmental, tax, employee benefits or labor Laws, which are the subject of the representations and warranties made in Section 6.9, Section 6.10, Section 6.11 and Section 6.12, respectively.

     (b)           The C&OP Entities are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for them to own, lease and operate the Spinco Assets or to carry on the C&OP Business as it is now conducted, or on the Distribution Date will be conducted (the “Spinco Permits”), except where the failure to have any of the Spinco Permits has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.  All Spinco Permits are in full force and effect, or immediately prior to the Effective Time will be in full force and effect, except where the failure to be in full force and effect has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 6.8               Proxy Statement/Prospectus; Registration Statement.  None of the information regarding any member of the MWV Group, the Spinco Group, the C&OP Business, or the transactions contemplated by this Agreement or any other Transaction Agreement provided by MWV or Spinco or any of their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus, the Registration Statement or the Spinco Registration Statement will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statement and the Spinco Registration Statement, at the time such registration statement becomes effective, at the time of the Company Stockholders Meeting (in the case of the Registration Statement and the Spinco Registration Statement), at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Spinco Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except that no representation is made by MWV or Spinco with respect to information provided by the Company specifically for inclusion in, or incorporation by reference into, the Spinco Registration Statement.

Section 6.9               Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco:

     (a)           each of the C&OP Entities is, and since January 1, 2008 has been, in compliance with all applicable Environmental Laws, and the C&OP Entities possess all Spinco Permits that are required under applicable Environmental Laws and are in compliance with the terms and conditions thereof;

     (b)           none of the C&OP Entities has received written notice of, or is the subject of, any claims, investigations, information requests, demands or notices by any Governmental Authority asserting an obligation on the part of the C&OP Entities to conduct investigations or clean-up activities under any Environmental Law or alleging liability under or non-compliance with any Environmental Law;

     (c)           none of the C&OP Entities is subject to any indemnification obligation with respect to Environmental Laws or Hazardous Materials that is intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement;

     (d)           to the Knowledge of MWV, there is no condition (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water) that would give rise to liability that is intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement under applicable Environmental Laws on, at, under or related to any property currently owned, leased or used by any of the C&OP Entities to the extent such property is intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement; and

     (e)           MWV or Spinco has made available to the Company all material site assessments, environmental compliance audits and other documents produced in the last five (5) years relating to environmental matters and relating to the C&OP Business (other than such documents that relate solely to Excluded Liabilities) or the Spinco Facilities to the extent such documents are in the possession, custody or control of MWV, Spinco or any of their Subsidiaries, including such documents relating to the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by MWV, Spinco, any of their respective Subsidiaries or any predecessor in interest thereto.

This Section 6.9 contains the sole and exclusive representations and warranties of MWV and Spinco with respect to environmental matters, including matters relating to Environmental Laws and Hazardous Materials.  Notwithstanding anything contained in this Section 6.9, no representation or warranty shall be deemed to be made in this Section 6.9 in respect of products liability claims, which is the subject of the representations and warranties made in Section 6.21.

Section 6.10              Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco:

     (a)            (i) all Tax Returns required to be filed by MWV and its Subsidiaries, including Spinco and the Spinco Subsidiaries, in respect of the C&OP Business have been timely filed, (ii) all such Tax Returns are or will be true, complete and correct in all respects, (iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by MWV and its Subsidiaries, including Spinco and the Spinco Subsidiaries, in respect of the C&OP Business have been paid or appropriate reserves have been recorded in the Spinco Financial Statements, (iv) all Taxes of MWV or its Subsidiaries, including Spinco and the Spinco Subsidiaries, in respect of the C&OP Business for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the Spinco Financial Statements and (v) MWV and its Subsidiaries, including Spinco and the Spinco Subsidiaries, have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

     (b)           No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Spinco, or any Spinco Subsidiary has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any Person.

     (c)           (i) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Spinco or any Spinco Subsidiary, as to which any Taxing Authority has asserted in writing any claim, and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Spinco or any Spinco Subsidiary, may be liable with respect to income or other Taxes which has not been fully paid or finally settled.

     (d)           Neither Spinco nor any Spinco Subsidiary (i) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement other than the Tax Matters Agreement, and the MWV tax sharing agreement (which shall be terminated with respect to Spinco and any Spinco Subsidiary as of the Closing Date), (ii) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which MWV is the common parent corporation), (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local Law or (iv) has any liability for the payment of Taxes of any Person as a successor or transferee.

     (e)           None of the Spinco Assets is subject to any Tax Lien (other than Liens for Taxes that are Permitted Encumbrances.

     (f)           Section 6.10 of the MWV Disclosure Letter lists all foreign jurisdictions in which Spinco or any Spinco Subsidiary files an income or other material Tax Return.

     (g)           Neither Spinco nor any Spinco Subsidiary has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax Law in any other jurisdiction by reason of a change in accounting method or otherwise.

     (h)           Neither Spinco nor any Spinco Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock (other than the Distribution) qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

     (i)           None of MWV, Spinco and their respective Subsidiaries has taken or agreed to take any action that is reasonably likely to (nor is any of them aware of any agreement, plan or other circumstance that would) prevent (i) the Spinco Reorganization and Distribution, taken together, from qualifying as a reorganization within the meaning of Section 368(a)(1)(D) of the Code or (ii) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (j)           None of MWV, Spinco and any of their Subsidiaries, in each case in respect of the C&OP Business, has engaged in any listed transaction, or any reportable transaction the principal purpose of which was Tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax Law in any other jurisdiction.

     (k)           No claim has been asserted in writing by any Taxing Authority that Spinco or any entity carrying on the C&OP Business is liable for any Taxes based on Section 482 of the Code or any comparable provision of other applicable Law.

Section 6.11             Benefit Plans.

     (a)           Section 6.11(a)(i) of the MWV Disclosure Letter lists each MWV Benefit Plan that will be assumed or retained by a member of the Spinco Group (each, a “Spinco Benefit Plan”) pursuant to the terms of the Separation Agreement or the Employee Benefits

Agreement.  For purposes of this Agreement, “MWV Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs, agreements and arrangements, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by MWV or any of its Subsidiaries for the benefit of any Spinco Employee and “Spinco Employee” means any individual who, immediately prior to the Effective Time, is employed primarily in the C&OP Business, including any individual absent due to short-term disability, vacation, holiday or approved leave of absence, including military leave and leave under the Family and Medical Leave Act, but excluding any individual absent due to long-term disability and excluding those individuals listed on Section 6.11(a)(ii) of the MWV Disclosure Letter.  MWV has heretofore delivered or made available to the Company true and complete copies of each Spinco Benefit Plan and any amendments thereto (if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code for the most recent reporting period and the most recent determination letter received from the IRS (if any) with respect to each such plan intended to qualify under Section 401 of the Code.

     (b)           No material liability under Title IV (including Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA has been incurred by MWV or any of the MWV Subsidiaries (with respect to the C&OP Business only), Spinco, any of the Spinco Subsidiaries or any ERISA Affiliate of any of them (with respect to any ERISA Affiliate of MWV or any of the MWV Subsidiaries, with respect to the C&OP Business only that has not been satisfied in full), and no condition exists that would reasonably be expected to result in MWV or any MWV Subsidiary (with respect to the C&OP Business only), Spinco, any of the Spinco Subsidiaries or any ERISA Affiliate of any of them (with respect to any ERISA Affiliate of MWV or any of the MWV Subsidiaries, with respect to the C&OP Business only) incurring any such liability, other than liability for premiums due the PBGC as of the Distribution Date.  With respect to each MWV Benefit Plan that is subject to Title IV of ERISA, (i) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; and (ii) the PBGC has not instituted proceedings to terminate any MWV Benefit Plan and, to the Knowledge of MWV, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such MWV Benefit Plan.  The present value of accrued benefits under each MWV Benefit Plan that is subject to Title IV of ERISA, determined based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

     (c)           No MWV Benefit Plan is or will be at the Effective Time a “multiemployer pension plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)

or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”).

     (d)           Each Spinco Benefit Plan in effect as of the date hereof has been operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.  All contributions required to be made with respect to any Spinco Benefit Plan for any period through the date hereof have now been, or on the Distribution Date will have been, timely made, except for outstanding contributions in the ordinary course.  There are no pending or, to the Knowledge of MWV, threatened claims by, on behalf of or against any of the Spinco Benefit Plans in effect as of the date hereof or any assets thereof, other than routine benefit claim matters, that, if adversely determined, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco, and no material matter is pending (other than routine qualification determination filings, copies of which have been furnished to the Company or will be promptly furnished to the Company when made) before the IRS, the United States Department of Labor, the PBGC or any other Governmental Authority with respect to any Spinco Benefit Plan.

     (e)           No Spinco Benefit Plan is intended to be “qualified” within the meaning of Section 401(a) of the Code.  Each MWV Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, each trust maintained under any MWV Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to have a material adverse effect on such tax-qualified status for any such MWV Benefit Plan or any such trust.  Each material Spinco Benefit Plan subject to the Laws of any jurisdiction outside of the United States that is intended to qualify for special tax treatment meets all material requirements for such treatment.

     (f)           No Spinco Benefit Plan provides, or on the Distribution Date will provide, medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Spinco or any Spinco Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

     (g)           Except as contemplated by this Agreement and each other Transaction Agreement, no Spinco Benefit Plan exists, or on the Distribution Date will exist, that could result in the payment to any Spinco Employee, of any money or other property or rights or accelerate or provide any other rights or benefits to any such Spinco Employee as a result of the consummation of the transactions contemplated by the Transaction Agreements (including the Distribution), whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.  The consummation of the transactions contemplated by the Transaction

Agreements (including the Distribution) will not trigger any funding (through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Spinco Benefit Plan, trigger the forgiveness of indebtedness owed by any Spinco Employee to the Spinco Group or result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, or limit Spinco’s or a Spinco Subsidiaries’ ability to amend, modify or terminate, any Spinco Benefit Plan, in each case, whether or not as a result of some other subsequent action or event.

Section 6.12             Labor Matters.  None of the C&OP Entities is a party to, or bound by, any collective bargaining agreement or other agreement with a labor union, labor organization or works council, and no Spinco Employees are otherwise represented by a labor union, labor organization or works council.  None of the C&OP Entities has any obligation to inform or consult with any Spinco Employees or their representatives in respect of the transactions contemplated by the Transaction Agreements (including the Distribution).  Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco, (a) (i) there are no strikes or lockouts with respect to Spinco Employees, and (ii) there is not, and to the Knowledge of Spinco or MWV, since January 1, 2009 there has not been, any union organizing effort pending or threatened against any of the C&OP Entities; (b) there is no unfair labor practice, charge, complaint, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Spinco or MWV, threatened against any of the C&OP Entities; (c) there is no slowdown, or work stoppage in effect or, to the Knowledge of Spinco or MWV, threatened with respect to Spinco Employees; and (d) the C&OP Entities are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) collective bargaining and labor relations practices, (iv) layoffs, (v) immigration, and (vi) the payment of taxes and other withholdings.  As of the date hereof, none of the C&OP Entities has any liabilities under the WARN Act as a result of any action taken by Spinco and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 6.13             Intellectual Property Matters.  Section 6.13(a) of the MWV Disclosure Letter contains a complete and accurate list as of the date hereof of (i) all material patented or registered Intellectual Property Rights (and pending applications therefor) that are intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement, and (ii) all other patented or registered Intellectual Property Rights (and pending applications therefor) used or held for use in connection with the C&OP Business that is material to the C&OP Business but, in each case, excluding any Intellectual Property Rights to which the Spinco Group will have access as a result of any license.  The C&OP Entities own and possess, free and clear of any Liens except Permitted Encumbrances, or will prior to the Effective Time have the right to use pursuant to a license, all right, title and interest in and to, or have, adequate licenses or other valid and enforceable rights to use, all Intellectual Property Rights used or held for use in connection with the C&OP Business as currently conducted (including in connection with services provided by MWV, Spinco or any of their respective Subsidiaries to third parties) (the “Spinco IP Rights”), except where (x) the failure to own or possess such items would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or (y) the Conveyance of the Spinco Assets requires a third-party Consent or Governmental Approval which is not obtained, in which case the provisions of Section 1.7 of the

Separation Agreement will govern with respect to such Spinco Assets.  To the Knowledge of MWV, there is no assertion or claim challenging the validity, enforceability, ownership or use of any of the Spinco IP Rights that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.  The conduct of the C&OP Business as currently conducted does not infringe, misappropriate or otherwise conflict with any Intellectual Property Rights of any third party that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.  To the Knowledge of MWV, there are no infringements or misappropriations of, or other conflicts with, any Spinco IP Rights that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.  Assuming any requisite third-party Consents or Governmental Approvals necessary to Convey the Spinco Assets set forth in Section 6.13(b) of the MWV Disclosure Letter are obtained, the transactions contemplated by this Agreement shall not impair the right, title or interest of MWV, Spinco or any of their respective Subsidiaries in and to the Spinco IP Rights, and all of the Spinco IP Rights shall be owned or available for use by the Surviving Corporation immediately after the Effective Time on terms and conditions identical, in all material respects, to those under which MWV, Spinco and their respective Subsidiaries owned or used the Spinco IP Rights as of the Effective Time, except where such impairment or failure to be owned or available for use would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.  Except as set forth in Section 6.13(b) of the MWV Disclosure Letter or pursuant to Section 5.5 of the Separation Agreement, immediately following the Effective Time, MWV and its Affiliates shall not own any material Spinco IP Rights.  Section 6.13(c) of the MWV Disclosure Letter sets forth a list of licenses (the “Specified Licenses”) pursuant to which any C&OP Entities makes annual royalty payments of $250,000 or more.  None of the C&OP Entities is in breach of or default under the terms of any Specified License where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.  To the Knowledge of MWV, no other party to any Specified License is in breach of or in default under the terms of any Specified Licenses where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.  Each Specified License is a valid and binding obligation of the C&OP Entity which is a party thereto, and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) the failure to be a valid and binding obligation or to be enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco (iii) such Specified License has previously expired in accordance with its terms, or (iv) such Specified License has been terminated in the ordinary course of business.

Section 6.14             Material Contracts.

     (a)           Section 6.14 of the MWV Disclosure Letter sets forth, and MWV has made available to the Company true and complete copies of, all Spinco Material Contracts in effect as of the date of this Agreement.  For purposes of this Agreement, the term “Spinco Material Contracts” means any of the following Contracts (other than this Agreement, each other Transaction Agreement and the documents relating to the Spinco Securities and other than any

MWV Benefit Plans), whether entered into prior to or after the date hereof, that are intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement:

  (i)           any non-competition agreements or other Contracts that materially limits or will materially limit any member of the Spinco Group from competing or engaging in any business or geographic area;

  (ii)           any Contract with respect to any partnerships or joint ventures involving the sharing of profits or losses that is material to the C&OP Business, taken as a whole;

  (iii)          any indenture, credit agreement or loan agreement pursuant to which any member of the Spinco Group has or will incur any indebtedness for borrowed money in excess of $1 million, other than between or among members of the Spinco Group;

   (iv)         any Contract for the sale or acquisition (including by way of merger, purchase of equity or other business combination) of any operating business with respect to which any member of the Spinco Group still has remaining material obligations, including any indemnification obligations;

  (v)          any Contract that provides for annual payments in excess of $5 million by or to any member of the MWV Group or the Spinco Group; and

  (vi)          any Contract that contains a “change of control” provision, the termination or breach of which or the failure to obtain consent in respect of, would reasonably be expected to have a Material Adverse Effect on Spinco.

     (b)           None of the C&OP Entities is in breach of or default under the terms of any Spinco Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.  To the Knowledge of MWV, no other party to any Spinco Material Contract is in breach of or in default under the terms of any Spinco Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.  Each Spinco Material Contract is a valid and binding obligation of the C&OP Entity which is a party thereto, and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) the failure to be a valid and binding obligation or to be enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco (iii) such Spinco Material Contract has previously expired in accordance with its terms, or (iv) such Spinco Material Contract has been terminated in the ordinary course of business.

Section 6.15             Brokers or Finders.  Other than Goldman, Sachs & Co. and Greenhill & Co., Inc., the fees and expenses of which will be paid by MWV, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Spinco or any Spinco Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or each other Transaction Agreement, in each case, for which the Company, Merger Sub, Spinco or any Spinco Subsidiary could become liable or obligated.

Section 6.16             Board and Stockholder Approval.  Each of the MWV Board and the Spinco Board, at a meeting duly called, has by unanimous vote of all directors present approved this Agreement and declared it advisable.  As of the date hereof, the sole stockholder of Spinco is MWV.  As promptly as practicable after execution of this Agreement, MWV will approve and adopt (the “Spinco Stockholder Approval”), as Spinco’s sole stockholder, this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby which require the consent of Spinco’s stockholders under the DGCL, the NYSE rules, Spinco’s certificate of incorporation or Spinco’s bylaws.  The approval of MWV’s stockholders is not required to effect the transactions contemplated by the Separation Agreement, this Agreement or the other Transaction Agreements.  Upon obtaining the Spinco Stockholder Approval, the approval of Spinco’s stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended on or after the Distribution Date.

Section 6.17             Sufficiency of Assets.

     (a)           After giving effect to the Spinco Reorganization and the other transactions described in or contemplated by the Separation Agreement and after giving effect to the transfers of the assets (the “Hong Kong Assets”) contemplated by Section 8.28, the Spinco Group (or in the case of the transfers contemplated by Section 8.28, the Company or the designated Company Subsidiary) will have, in all material respects, good and valid title, or, in the case of the Leased Real Property, valid leasehold interests in, all of the Spinco Assets or Hong Kong Assets, as applicable, except (i) where the failure to have such good and valid title, or valid leasehold interest, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco, (ii) where the Conveyance of the Spinco Assets requires a third-party Consent or Governmental Approval which is not obtained, in which case the provisions of Section 1.7 of the Separation Agreement will govern, and (iii) where the failure to have such good and valid title, or valid leasehold interest, results from any of the Permitted Encumbrances, with respect to the Owned Real Property, Spinco Leasehold Improvements and Leased Real Property.

     (b)           At the Effective Time, the Spinco Assets and the Hong Kong Assets, assuming any requisite third-party Consents or Governmental Approvals necessary to Convey such Spinco Assets and Hong Kong Assets are obtained, taken together with the services available from MWV under the Transition Services Agreement, will be sufficient for the Company and its Subsidiaries (including Spinco) to continue to operate the C&OP Business in all material respects as it is currently conducted.

Section 6.18             Spinco Real Property.

     (a)           Section 6.18(a) of the MWV Disclosure Letter sets forth as of the date hereof the address and description of all Spinco Owned Real Property, the loss of which would be material and adverse to the C&OP Business as a whole.  With respect to such Spinco Owned Real Property: (i) except for Permitted Encumbrances, none of the C&OP Entities has leased or otherwise granted to any Person the right to use or occupy such Spinco Owned Real Property or any material portion thereof; and (ii) other than the right of the Company pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Spinco Owned Real Property or any material portion thereof or interest therein.

     (b)           Section 6.18(b) of the MWV Disclosure Letter sets forth as of the date hereof the addresses of all Spinco Leased Real Properties, the loss of which would be material and adverse to the C&OP Business as a whole, and a true and complete list of all Spinco Leases (including all material amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Spinco Leased Real Property.  MWV or Spinco has made available to the Company a true and complete copy of each such Spinco Lease document as of the date hereof, and in the case of any such Lease that is an oral Lease, a written summary of the material terms of such Lease.  Except as set forth on Section 6.18(b) of the MWV Disclosure Letter, with respect to each such Spinco Lease, since January 1, 2009, MWV’s, Spinco’s or their respective Subsidiaries’ possession and quiet enjoyment of the Spinco Leased Real Property under such Spinco Lease has not been disturbed in any material respect that is ongoing or is reasonable likely to recur, and, to MWV’s Knowledge, there are no material disputes with respect to such Spinco Lease.  With respect to each such Spinco Lease, (i) none of the members of the MWV Group or the Spinco Group has subleased, licensed or otherwise granted any Person the right to use or occupy such Spinco Leased Real Property or any material portion thereof, except as disclosed by the agreements on the list of all Spinco Leases listed or described in Section 6.18(b) of the MWV Disclosure Letter; (ii) none of the members of the MWV Group or Spinco Group has collaterally assigned or granted any other security interest in such Spinco Lease or any material interest therein; and (iii) there are no Liens on the estate or interest created by such Spinco Lease other than Permitted Encumbrances.

Section 6.19             Spinco Operations.  As of the date hereof, Spinco is a direct, wholly owned Subsidiary of MWV that, subject to the terms of the Separation Agreement, following the Spinco Reorganization will own, directly or indirectly, the Spinco Assets, and will have assumed, directly or indirectly, the Spinco Liabilities, all as provided in the Separation Agreement.

Section 6.20             Company Common Stock.  Neither MWV nor Spinco owns (directly or indirectly, beneficially or of record) nor is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 6.21             Products Liability.  To the Knowledge of MWV, there are no actions, suits, arbitrations or proceedings relating to products liability pending or threatened against or affecting the C&OP Entities or any of their respective properties to the extent such properties are intended to be Conveyed to the Spinco Group pursuant to the Separation Agreement or otherwise affecting the C&OP Business at Law or in equity, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.  None of the C&OP Entities currently manufactures, nor have any of them manufactured since January 1, 2008, any products containing asbestos, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 6.22             Human Health and Safety.  The C&OP Entities are, and since January 1, 2010, have been, in compliance with all applicable Laws relating to the protection of human health and safety (including workplace health and safety), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.

Section 6.23             Contemplated MWV Financing.  Attached hereto as Exhibit D is a true and fully executed copy of the MWV Commitment Letter, pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to MWV (the “MWV Financing”).  The MWV Commitment Letter has not been amended or modified on or prior to the date of this Agreement, and as of the date of this Agreement the commitments contained in the MWV Commitment Letter have not been withdrawn or rescinded in any respect.  As of the date hereof, there are no side letters or Contracts to which MWV or any of its Subsidiaries is a party related to the funding of MWV Financing that could reasonably be expected to adversely affect the availability of the MWV Financing.  As of the date hereof, the MWV Commitment Letter is in full force and effect and is the legal, valid and binding enforceable obligation of MWV, and, to the Knowledge of MWV, each of the parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the MWV Financing, other than as expressly set forth in the MWV Commitment Letter.  As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in ARTICLE VII, no event has occurred, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of MWV or, to the Knowledge of MWV, any other party thereto under the MWV Commitment Letter.

Section 6.24             No Other Representations.  Except for the representations and warranties of MWV and Spinco expressly set forth in this Agreement and the other Transaction Agreements, neither MWV nor Spinco nor any of their respective Subsidiaries nor any other Person acting on behalf of MWV or Spinco or any of their respective Subsidiaries makes any representation or warranty, express or implied.  Without limiting the generality of the foregoing, the Company and Merger Sub each acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to the C&OP

Business that may have been made available to the Company, Merger Sub or any of their Representatives.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

Except as otherwise disclosed or identified in (i) the Company SEC Documents filed on or prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer included in such Company SEC Documents that are predictive, forward-looking or primarily cautionary in nature) or (ii) subject to Section 11.4(b), the corresponding section of the Disclosure Letter delivered by the Company to MWV and Spinco immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company and Merger Sub, jointly and severally, represent and warrant to MWV and Spinco as follows:

Section 7.1               Organization; Qualification.

     (a)           The Company and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except in the case of the Company’s Significant Subsidiaries, for such failure to be so duly organized, validly existing and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company and each of its Significant Subsidiaries is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The copies of the Company Charter, Company Bylaws and the certificate of incorporation and bylaws (or analogous governing documents) of any Company Subsidiary that is a Significant Subsidiary of the Company previously made available to MWV and Spinco are complete and correct copies of such documents as in full force and effect on the date hereof.

     (b)           Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.  Merger Sub is a direct, wholly-owned Subsidiary of the Company.  The copies of the certificate of incorporation and bylaws of Merger Sub which were previously furnished or made available to MWV are true, complete and correct copies of such documents as in effect on the date of this Agreement.

     (c)           Section 7.1(c) of the Company Disclosure Letter sets forth a list of the Significant Subsidiaries of the Company and their respective jurisdictions of incorporation or organization.

Section 7.2               Capital Stock and Other Matters.

     (a)           As of the date hereof, the authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock of the Company.  At the close of business on November 15, 2011, (i) 55,651,593 shares of Company Common Stock were issued and outstanding, (ii) 8,122,064 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans; (iii) 183,703 shares of Company Common Stock were held by the Company in its treasury or by its Subsidiaries; and (iv) no shares of preferred stock of the Company were issued and outstanding.  All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights.

     (b)           No bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of the Company (including Company Common Stock) may vote (“Company Voting Debt”) are, or as of the Effective Time will be, issued or outstanding.

     (c)           As of the date hereof, the authorized capital stock of Merger Sub consists of one hundred (100) shares of Merger Sub Common Stock.

     (d)           Except as set forth in Section 7.2(a), there are no outstanding securities, options, warrants, convertible securities, calls, rights, commitments, agreements, arrangements, undertakings or Contracts of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Common Stock, Company Voting Debt or other voting securities of the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment, agreement, arrangement, undertaking or Contract.

     (e)           There are no stockholder agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to voting or transfer of any shares of capital stock of the Company.

Section 7.3               Corporate Authority; No Violation.

     (a)           The Company has the corporate power and authority to enter into this Agreement, and subject to obtaining the Company Stockholder Approval, to carry out its obligations hereunder.  Assuming the accuracy of MWV’s representations and warranties in Section 6.20, the execution, delivery and, subject to obtaining the Company Stockholder Approval, performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action on the part of the Company.

     (b)           This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by MWV, Spinco and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

     (c)           Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance by Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Merger Sub subject to the adoption of this Agreement by the Company as the sole stockholder of Merger Sub (the “Merger Sub Stockholder Approval”), which will be obtained promptly following the execution hereof.  This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by MWV, Spinco, and the Company, constitutes a legal, valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

     (d)           Neither the execution and delivery by the Company and Merger Sub of this Agreement nor the consummation by the Company and Merger Sub of the transactions contemplated hereby nor the performance by the Company or Merger Sub of any of the provisions hereof will (i) violate or conflict with any provisions of their respective certificates of incorporation or bylaws; (ii) assuming the consents and approvals referred to in Section 7.3(e) are obtained, result in a default (or any event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound or affected; (iii) result in the creation of a Lien on any of the issued and outstanding shares of Company Common Stock or on any of the assets of the Company or any of the Company Subsidiaries pursuant to any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound or affected; or (iv) assuming the consents and approvals contemplated by Section 7.3(e) are obtained, violate or conflict with any Law applicable to the Company or any of the Company Subsidiaries, or any of the properties, business or assets of any of the foregoing other than, in the case of each of clauses (ii) through (iv), any such violation, conflict, default, right, loss or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (e)           Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the provisions of the DGCL, (ii) state securities or “blue sky” laws, (iii) the Securities Act, (iv) the Exchange Act, (v) the HSR Act, (vi) antitrust or other competition laws of other jurisdictions, (vii) the Company Stockholder Approval and (viii) the rules and regulations of the NYSE (collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with, any Governmental Authority or any other Person is necessary for the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 7.4               Company Reports and Financial Statements.

     (a)           The Company has filed all reports and other documents with the SEC required to be filed or furnished by the Company since January 1, 2009 (such documents, together with any current reports filed during such period by the Company with the SEC on a voluntary basis on Form 8-K, the “Company SEC Documents”).  As of their respective dates (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects, and each other form, report, schedule, registration statement and definitive proxy statement filed by the Company or any of its Subsidiaries after the date hereof and prior to the Effective Time (the “Additional Company SEC Documents”) will comply in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and, subject to the last sentence of Section 7.8, none of such Company SEC Documents when filed contained, or will contain, an untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Documents and the Additional Company SEC Documents fairly present in all material respects, or will fairly present in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows, changes in stockholders’ equity or other information included therein for the periods or as of the respective dates then ended, in each case except as otherwise noted therein and subject, in the case of unaudited interim statements, to normal year-end audit adjustments.  Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents and such other financial statements have been or will be prepared in accordance with GAAP, consistently applied, except as otherwise noted therein.

Since the Interim Balance Sheet Date, the Company has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC.  Since the Interim Balance Sheet Date, the Company and the Company Subsidiaries have not incurred any liabilities or obligations that are of a nature that would be required to be disclosed on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, other than liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b)           The Company and the Company Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).

Section 7.5                Absence of Certain Changes or Events.  Except as specifically contemplated by this Agreement, since the Interim Balance Sheet Date, each of the Company and the Company Subsidiaries has conducted its business in the ordinary course, consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  From the Interim Balance Sheet Date to the date hereof, none of the Company or any of the Company Subsidiaries has taken any action or failed to take any action, which action or failure, as the case may be, would constitute a material breach of Section 8.1 if taken without the consent of MWV and Spinco after the date hereof.  Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.6               Investigations; Litigation.

     (a)           Other than in connection with the Required Approvals, there is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to the Company or any of the Company Subsidiaries, in each case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     (b)           There are no actions, suits, arbitrations or proceedings pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company Subsidiaries or any of their respective properties at Law or in equity before, and there are no orders, judgments or decrees of or before any Governmental Authority, in each case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Notwithstanding anything contained in this Section 7.6, no representation or warranty shall be deemed to be made in this Section 7.6 in respect of products liability claims, which is the subject of the representations and warranties made in Section 7.21.

Section 7.7               Compliance with Laws; Permits.

     (a)           The Company and the Company Subsidiaries are, and since January 1, 2010 have been, in compliance with all, and have received no notice of any violation (as yet unremedied) of any, Laws, applicable to the Company, such Company Subsidiaries or any of their respective properties or assets, except where such non-compliance or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Notwithstanding anything contained in this Section 7.7, no representation or warranty shall be deemed to be made in this Section 7.7 in respect of environmental, tax, employee benefits or labor Laws matters, which are the subject of the representations and warranties made in Section 7.9, Section 7.10, Section 7.11 and Section 7.12, respectively.

     (b)           The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 7.8               Proxy Statement/Prospectus; Registration Statement.  None of the information regarding the Company or the Company Subsidiaries or the transactions contemplated by this Agreement provided by the Company specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus, the Registration Statement or the Spinco Registration Statement will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto, and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statement and the Spinco Registration Statement, at the time such registration statement becomes effective, at the time of the Company Stockholders Meeting (in the case of the Registration Statement and the Spinco Registration Statement), at the Distribution Date and at the Effective Time, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information provided by MWV or Spinco specifically for inclusion in, or incorporation by reference into, the Registration Statement or the Proxy Statement/Prospectus.

Section 7.9               Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

     (a)           The Company and each of the Company Subsidiaries is, and since January 1, 2008 has been, in compliance with all applicable Environmental Laws and the Company and the Company Subsidiaries possess all Company Permits that are required under applicable Environmental Laws, and are in compliance with the terms and conditions thereof;

     (b)           neither the Company nor any of the Company Subsidiaries has received written notice of, or is the subject of, any claims, investigations, information requests, demands or notices by any Governmental Authority asserting an obligation on the part of the Company or any of the Company Subsidiaries to conduct investigations or clean-up activities under any Environmental Law or alleging liability under or non-compliance with any Environmental Law;

     (c)           neither the Company nor any of the Company Subsidiaries is subject to any indemnification obligation with respect to Environmental Laws or Hazardous materials;

     (d)           to the Knowledge of the Company, there is no condition (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water)  that would give rise to liability for the Company or any of the Company Subsidiaries under applicable Environmental Laws on, at, under or related to any property currently owned, leased or used by the Company or any of the Company Subsidiaries;

     (e)           without limiting any of the foregoing representations, there have been no, and there are no currently pending, claims or threatened claims against the Company or any Company Subsidiary relating to exposure to asbestos or asbestos-containing materials; and

     (f)           the Company has made available to MWV and Spinco all material site assessments, environmental compliance audits, and other documents produced in the last five (5) years relating to environmental matters, and relating to the Company or any of the Company Subsidiaries or their current or former properties or facilities to the extent such documents are in the possession, custody or control of the Company or any of the Company Subsidiaries, including such documents relating to the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by the Company, any of the Company Subsidiaries or any predecessor in interest thereto.

This Section 7.9 contains the sole and exclusive representations and warranties of the Company or Merger Sub with respect to environmental matters, including matters relating to Environmental Laws and Hazardous Materials.  Notwithstanding anything contained in this Section 7.9, no representation or warranty shall be deemed to be made in this Section 7.9 in respect of products liability claims, which is the subject of the representations and warranties made in Section 7.21.

Section 7.10             Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

     (a)            (i) all Tax Returns required to be filed by the Company and the Company Subsidiaries have been timely filed, (ii) all such Tax Returns are true, complete and correct in all respects, (iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by the Company or any Company Subsidiary, have been paid or appropriate reserves have been recorded in the books and records of the Company, (iv) all Taxes of the Company and the Company Subsidiaries for any taxable period (or any portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the books and records of the Company, and (v) the Company and the Company Subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

     (b)           No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any Company Subsidiary has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any Person.

     (c)           (i) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of the Company or any Company Subsidiary, as to which any Taxing Authority has asserted in writing any claim, and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which the Company or any Company Subsidiary may be liable with respect to income or other Taxes which has not been fully paid or finally settled.

     (d)           Neither the Company nor any Company Subsidiary (i) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement, (ii) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company is the common parent corporation), (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local Law or (iv) has any liability for the payment of Taxes of any Person as a successor or transferee.

     (e)           None of the assets of the Company or any of the Company Subsidiaries is subject to any Tax Lien (other than Liens for Taxes that are Permitted Encumbrances).

     (f)           Section 7.10 of the Company Disclosure Letter lists all foreign jurisdictions in which the Company or any Company Subsidiary files an income or other material Tax Return.

     (g)           Neither the Company nor any Company Subsidiary has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code or any similar provision of Tax Law in any other jurisdiction by reason of a change in accounting method or otherwise.

     (h)           Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

     (i)           Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action that is reasonably likely to (nor is any of them aware of any agreement, plan or other circumstance that would) prevent (i) the Spinco Reorganization and Distribution, taken together, from qualifying as a reorganization within the meaning of Section 368(a)(1)(D) of the Code or (ii) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (j)           Neither the Company nor any Company Subsidiary has engaged in any listed transaction, or any reportable transaction the principal purpose of which was Tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax Law in any other jurisdiction.

     (k)           No claim has been asserted in writing by any Taxing Authority that the Company or any Company Subsidiary is liable for any Taxes based on Section 482 of the Code or any comparable provision of other applicable Law.

Section 7.11             Benefit Plans.

     (a)           Section 7.11(a) of the Company Disclosure Letter lists each material Company Benefit Plan (except Company Benefit Plans not in the United States and Canada).  For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, programs, agreements and arrangements, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by the Company or any of the Company Subsidiaries, to which the Company or any of the Company Subsidiaries is a party or in which any Person who is currently, has been or, prior to the Effective Time, is expected to become an employee of the Company or any of the Company Subsidiaries (a “Company Employee”) is a participant, in each case that relate to the operations of the Company and the Company Subsidiaries.  Neither the Company, any of the Company Subsidiaries nor any ERISA Affiliate of any of them has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Company Benefit Plan that would affect any Company Employee.  The Company has heretofore delivered or made available to MWV and Spinco true and complete copies of each Company Benefit Plan and any amendments thereto (if the plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code for the most recent reporting period and the most recent determination letter received from the IRS (if any) with respect to each such plan intended to qualify under Section 401 of the Code.

     (b)           No material liability under Title IV (including Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA has been incurred by the Company, any of the Company Subsidiaries or any ERISA Affiliate of any of them that has not been satisfied in full, and no condition exists that would reasonably be expected to result in the Company, any of the Company Subsidiaries or any ERISA Affiliate of any of them incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due).  With respect to each Company Benefit Plan that is subject to Title IV of ERISA, (i) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; and (ii) the PBGC has not instituted proceedings to terminate any Company Benefit Plan and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Company Benefit Plan.  The present value of accrued benefits under each Company Benefit Plan that is subject to Title IV of ERISA, determined based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

     (c)           (i) No Company Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan, (ii) none of the Company, any of the Company Subsidiaries or any ERISA Affiliate of any of them has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and (iii) none of the Company, any of the Company Subsidiaries or any ERISA Affiliate of any of them has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, which has not been satisfied in full.

     (d)           Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code.  All contributions required to be made with respect to any Company Benefit Plan have been timely made, except for outstanding contributions in the ordinary course.  There are no pending or, to the Knowledge of the Company, threatened claims by, on behalf of or against any of the Company Benefit Plans or any assets thereof, other than routine benefit claim matters, that, if adversely determined would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and no material matter is pending (other than routine qualification determination filings, copies of which have been furnished to MWV and Spinco or will be promptly furnished to MWV and Spinco when made) with respect to any of the Company Benefit Plans before the IRS, the United States Department of Labor, the PBGC or any other Governmental Authority.

     (e)           Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, each trust maintained under any  Company Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to have a material adverse effect on such tax-qualified status for any such Company Benefit Plan or any such trust.  Each material Company Benefit Plan subject to the laws of any jurisdiction outside of the United States that is intended to qualify for special tax treatment meets all material requirements for such treatment.

     (f)           No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).  The Company has the right, and will have the right after the Effective Time to terminate any Company Benefit Plan or to amend any such Company Benefit Plan to reduce future benefits (including any Company Benefit Plan that provides post-retirement medical and life insurance benefits), without incurring or otherwise being responsible for any material liability with respect thereto.

     (g)           No Company Benefit Plan in any jurisdiction, and no contractual arrangements between the Company and any third party, exists that could result in the payment to any current, former or future director, officer, stockholder or employee of the Company or any of the Company Subsidiaries, or of any entity the assets or capital stock of which have been acquired by the Company or any Company Subsidiary, of any money or other property or rights or accelerate or provide any other rights or benefits to any such individual as a result of the consummation of the transactions contemplated by the Transaction Agreements whether or not (a) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.  The consummation of the transactions contemplated by the Transaction Agreements will not trigger any funding (through a grantor trust or otherwise) of, or increase the cost of, or give rise to any other obligation under, any Company Benefit Plan in any jurisdiction, trigger the forgiveness of indebtedness owed by any current, former or future director, officer, stockholder or employee of the Company or any of the Company Subsidiaries to the Company or any Company Subsidiary or result in any violation or breach of, or a default (with or without notice or lapse of time or both) under, or limit the Company’s or any Company Subsidiary’s ability to amend, modify or terminate, any Company Benefit Plan in any jurisdiction, in each case, whether or not as a result of some other subsequent action or event.

Section 7.12             Labor Matters.  Neither the Company nor any of the Company Subsidiaries that is organized under the laws of the United States or Canada is a party to, or bound by, any collective bargaining agreement or other agreement with a labor union, labor organization or works council, and no Company Employees whose employment is based in the United States or Canada are otherwise represented by a labor union, labor organization or works council.  Neither the Company nor any Company Subsidiary has any obligation to inform or consult with any Company Employees or their representatives in respect of the transactions contemplated by the Transaction Agreements.  Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) (i) there are no strikes or lockouts with respect to Company Employees, and (ii) there is not, and to the Knowledge of the Company, since January 1, 2009 there has not been, any union organizing effort pending or threatened against the Company or any of the Company Subsidiaries; (b) there is no unfair labor practice, charges or complaint, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries; (c) there is no slowdown, or work stoppage in effect or, to the Knowledge of Company, threatened with respect to Company Employees; and (d) the Company and the Company Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) collective bargaining and labor relations practices, (iv) layoffs, (v) immigration, and (vi) the payment of taxes and other withholdings.  As of the date hereof, neither the Company nor any of the Company Subsidiaries have any liabilities under the WARN Act as a result of any action taken by the Company and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 7.13             Intellectual Property Matters.  Section 7.13(a) of the Company Disclosure Letter contains a complete and accurate list as of the date hereof of (i) all material patented or registered Intellectual Property Rights (and pending applications therefor) owned by the Company or any of the Company Subsidiaries, and (ii) all other patented or registered

Intellectual Property Rights (and pending applications therefor) used or held for use by the Company or any of the Company Subsidiaries that are material to the business of the Company and the Company Subsidiaries taken as a whole, but, in each case, excluding any Intellectual Property Rights to which the Company or any of the Company Subsidiaries will have access as a result of any license.  The Company and the Company Subsidiaries own and possess free and clear of any Liens except Permitted Encumbrances, or will prior to the Effective Time have the right to use pursuant to a license, all right, title and interest in and to, or have adequate licenses or other valid and enforceable rights to use, all Intellectual Property Rights used or held for use in connection with the business of the Company and the Company Subsidiaries taken as a whole as currently conducted and as proposed to be conducted immediately after the Effective Time (including in connection with services provided by the Company and the Company Subsidiaries to third parties) (the “Company IP Rights”), except where the failure to own or possess such items would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  To the Knowledge of the Company, there is no assertion or claim challenging the validity, enforceability, ownership or use of any of the Company IP Rights that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The conduct of the business of the Company and the Company Subsidiaries taken as a whole as currently conducted and as proposed to be conducted immediately after the Effective Time does not infringe, misappropriate or otherwise conflict in any way with any Intellectual Property Rights of any third party that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  To the Knowledge of the Company, there are no infringements or misappropriations of, or other conflicts with, any Company IP Rights that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any Company Subsidiary in and to the Company IP Rights, and all of the Company IP Rights shall be owned or available for use by the Surviving Corporation immediately after the Effective Time on terms and conditions identical in all material respects to those under which the Company and the Company Subsidiaries owned or used the Company IP Rights as of the Effective Time, except where such impairment or failure to be owned or available for use would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Section 7.13(b) of the Company Disclosure Letter sets forth a list of licenses (the “Company Specified Licenses”) pursuant to which the Company or any Company Subsidiary makes annual royalty payments of $250,000 or more.  None of the Company or Company Subsidiaries is in breach of or default under the terms of any Company Specified License where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  To the Knowledge of the Company, no other party to any Company Specified License is in breach of or in default under the terms of any Company Specified License where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Each Company Specified License is a valid and binding obligation of the Company or Company Subsidiary which is a party thereto, and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) the failure to be a valid and binding obligation or to be enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse

Effect on the Company (iii) the Company Specified License has previously expired in accordance with its terms, or (iv) the Company Specified License has been terminated in the ordinary course of business.

Section 7.14             Material Contracts.

     (a)           The Company has made available to MWV true and complete copies of all Company Material Contracts in effect as of the date of this Agreement that relate to the operations of the Company and the Company Subsidiaries in the United States and Canada.  Section 7.14 of the Company Disclosure Letter sets forth a true and complete list of all such Company Material Contracts.  For purposes of this Agreement, the term “Company Material Contracts” means any of the following Contracts (other than this Agreement, each other Transaction Agreement and the documents relating to the Company Financing and other than any Company Benefit Plan), whether entered into prior to or after the date hereof, to which the Company or any Company Subsidiary is a party:

   (i)           any non-competition agreements or other Contracts that materially limits or will materially limit the Company or any of its Subsidiaries from competing or engaging in any business or geographic area;

   (ii)          any Contract with respect to any partnerships or joint ventures involving the sharing of profits or losses that is material to the Company and its Subsidiaries, taken as a whole;

   (iii)         any indenture, credit agreement or loan agreement pursuant to which the Company or any of its Subsidiaries has or will incur any indebtedness for borrowed money in excess of $1 million, other than between or among any of the Company and any of its Subsidiaries;

   (iv)        any Contract for the sale or acquisition (including by way of merger, purchase of equity or other business combination) of any operating business with respect to which the Company or any of its Subsidiaries still has remaining material obligations, including any indemnification obligations;

   (v)          any Contract that provides for annual payments in excess of $5 million by or to the Company or any of its Subsidiaries; and

   (vi)        any Contract that contains a “change of control” provision, the termination or breach of which or the failure to obtain the consent in respect of, would reasonably be expected to have a Material Adverse Effect on the Company.

     (b)           Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or in default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Each Company Material Contract is a valid and binding obligation of the Company or any Company Subsidiary which is a party thereto and is in full force and effect, except insofar as (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies, (ii) the failure to be a valid and binding obligation or to be enforceable would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (iii) the Company Material Contract has previously expired in accordance with its terms, or (iv) the Company Material Contract has been terminated by the Company or its Subsidiaries in the ordinary course of business.

Section 7.15              Company Real Property.

     (a)           Section 7.15(a) of the Company Disclosure Letter sets forth as of the date hereof the address and description of all Company Owned Real Property, the loss of which would be material and adverse to the business of the Company as a whole.  With respect to such Company Owned Real Property: (i) except for Permitted Encumbrances, the Company or Company Subsidiaries have not leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any material portion thereof; and (ii) other than the right of the Company pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any material portion thereof or interest therein.

     (b)           Section 7.15(b) of the Company Disclosure Letter sets forth as of the date hereof the address of all Company Leased Real Property, the loss of which would be material and adverse to the business of the Company as a whole, and a true and complete list of all Company Leases for such properties (including all material amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Company Leased Real Property.  The Company has made available to MWV a true and complete copy of each such Company Lease document as of the date hereof, and in the case of any such Lease that is an oral Lease, a written summary of the material terms of such Lease.  Except as set forth on Section 7.15(b) of the Company Disclosure Letter, with respect to each such Lease, since January 1, 2009, the Company’s or Company Subsidiaries’ possession and quiet enjoyment of the Company Leased Property under such Company Lease has not been disturbed in any material respect that is ongoing or is reasonably likely to recur, and, to the Company’s Knowledge, there are no material disputes with respect to such Company Lease.  With respect to each such Lease: (i) none of the Company or the Company Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Company Leased Real Property or any material portion thereof; (ii) none of the Company or the Company Subsidiaries has collaterally assigned or granted any other security interest in such Company Lease or any material interest therein; and (iii) there are no Liens on the estate or interest created by such Company Lease other than Permitted Encumbrances.

Section 7.16             Opinion of Company Financial Advisor.  The Company has received the written opinion of (i) Barclays Capital Inc., to the effect that, as of the date hereof, the Exchange Ratio to be delivered by the Company in respect of the Spinco Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the Company and (ii) and William Blair & Company, L.L.C., to the effect that, as of the date hereof, the consideration to be delivered by the Company in respect of the Spinco Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to the Company.

Section 7.17             Brokers or Finders.  Other than Barclays Capital Inc. and William Blair & Company, L.L.C., the fees and expenses of which will be paid by the Company, no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by the Company or any Company Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or each other Transaction Agreement.

Section 7.18             Certain Board Findings.  The Company Board, at a meeting duly called and held, (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of shares of Company Common Stock pursuant to the Merger, are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) has approved this Agreement and the transactions contemplated hereby, including the Merger and (iii) has resolved to recommend that the stockholders of the Company entitled to vote thereon vote in favor of the approval of the issuance of shares of Company Common Stock pursuant to the Merger at the Company Stockholders Meeting (the “Company Recommendation”).

Section 7.19             Vote Required.  The only vote of the stockholders of the Company required under any of the DGCL, the NYSE rules or the Company Charter for the issuance of the Company Common Stock issuable in the Merger is the affirmative vote of the holders of a majority in interest of the stockholders of the Company present or by proxy and entitled to vote at the Company Stockholders Meeting (sometimes referred to herein as the “Company Stockholder Approval”).

Section 7.20             Spinco Common Stock.  The Company does not own (directly or indirectly, beneficially or of record) nor is it a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of Spinco (other than as contemplated by this Agreement) or MWV.  Assuming the accuracy of Section 6.20, the limitations on business combinations contained in Section 203 of the DGCL are inapplicable to the Merger and the other transactions contemplated hereby.

Section 7.21             Products Liability.  To the Knowledge of the Company, there are no actions, suits, arbitrations or proceedings relating to products liability pending or threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties or otherwise affecting the Company or any of its Subsidiaries at Law or in equity, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  None of the Company or any of its Subsidiaries currently manufactures, nor have any of them manufactured since January 1, 2008, any products containing asbestos, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 7.22             Human Health and Safety.  The Company and the Company Subsidiaries are, and since January 1, 2010, have been, in compliance with all applicable Laws relating to the protection of human health and safety (including workplace health and safety), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 7.23             Contemplated Spinco Financing.  Attached hereto as Exhibit B is a true and fully executed copy of the Spinco Commitment Letter and true and fully executed copies of the fee and engagement letters with respect to the Spinco Financing (the “Related Letters”) pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein or place the securities in the amounts set forth in the Related Letters for the purpose of financing the Below Basis Amount of the Special Dividend (the “Spinco Financing”).  The Spinco Commitment Letter and the Related Letters have not been amended or modified on or prior to the date of this Agreement, and as of the date of this Agreement the commitments contained in the Spinco Commitment Letter and the Related Letters have not been withdrawn or rescinded in any respect.  As of the date hereof, there are no side letters or Contracts to which the Company or Merger Sub is a party related to the funding of the Spinco Financing that could reasonably be expected to adversely affect the availability of the Spinco Financing.  The Company or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Spinco Commitment Letter and the Related Letters that are payable on or prior to the date hereof, and as of the date hereof the Spinco Commitment Letter and the Related Letters are in full force and effect and are the legal, valid and binding enforceable obligations of the Company and Merger Sub, as the case may be, and, to the Knowledge of the Company and Merger Sub, each of the parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Spinco Financing, other than as expressly set forth in the Spinco Commitment Letter.  As of the date hereof, subject to the accuracy of the representations and warranties of MWV set forth in ARTICLE V and ARTICLE VI, no event has occurred, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Company or Merger Sub or, to the Knowledge of the Company or Merger Sub, any other party thereto under the Spinco Commitment Letter or Related Letters.

Section 7.24             Contemplated Company Financing .  Attached hereto as Exhibit C is a true and fully executed copy of the commitment letter (the “Company Commitment Letter”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein to the Company for the purposes of refinancing certain outstanding indebtedness of the Company and to provide working capital on a go-forward basis (the “Company Financing”).  The Company Commitment Letter has not been amended or modified on or prior to the date of this Agreement, and as of the date of this Agreement the commitments contained in the Company Commitment Letter have not been withdrawn or rescinded in any respect.  As of the date hereof, there are no side letters or Contracts to which the Company or any of its Subsidiaries is a party related to the funding of the Company Financing that could reasonably be expected to adversely affect the availability of the Company Financing.  The Company or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Company Commitment Letter that are payable on or prior to the date hereof, and as of the date hereof the Company Commitment Letter is in full force and effect and is the legal, valid and binding enforceable obligation of the Company and Merger Sub, as the case may be, and, to the Knowledge of the Company and Merger Sub, each of the parties thereto.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Company Financing, other than as expressly set forth in the Company Commitment Letter.  As of the date hereof, subject to the accuracy of the representations and warranties of MWV set forth in ARTICLE V and ARTICLE VI, no event has occurred, which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Company or Merger Sub or, to the Knowledge of the Company or Merger Sub, any other party thereto under the Company Commitment Letter.

Section 7.25             No Other Representations.  Except for the representations and warranties of the Company and Merger Sub expressly set forth in this Agreement, neither the Company nor any of its Subsidiaries nor any other Person acting on behalf of the Company or any of its Subsidiaries makes any representation or warranty, express or implied.  Without limiting the generality of the foregoing, MWV and Spinco each acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates or budgets with respect to the Company and the Company Subsidiaries that may have been made available to MWV, Spinco or any of their Representative.

ARTICLE VIII

COVENANTS AND AGREEMENTS

Section 8.1               Conduct of Business by the Company and Merger Sub Pending the Merger.  Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (i) as required by Law, (ii) as may be consented to in writing by MWV (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as expressly permitted or contemplated by a Transaction Agreement or (iv) as set forth in Section 8.1 of the Company Disclosure Letter, the Company covenants and agrees that each of the Company and the Company Subsidiaries shall conduct its operations in accordance with its ordinary course of business, consistent with past practice and in compliance with all Laws applicable to it or to the conduct of its business, and shall use commercially reasonable efforts to maintain its present business organization, maintain rights and franchises, keep available the services of its current officers and key employees and maintain its relationships with key customers and key suppliers; provided, however, that no action by the Company or any of the Company Subsidiaries with respect to matters specifically addressed by any other provisions of this Section 8.1 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.  Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date (and notwithstanding the immediately preceding sentence), except (i) as may be required by Law, (ii) as may be consented to in writing by MWV (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted or contemplated by this Agreement or the other Transaction Agreements, or (iv) as set forth in Section 8.1 of the Company Disclosure Letter, the Company shall not, nor shall it permit any of the Company Subsidiaries to:

     (a)           (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock all of which shares of capital stock of the applicable corporation are owned directly or indirectly by the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire, or permit any Company Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock), except as required by the terms of the securities of the Company outstanding on the date hereof or any securities of the Company issued after the date hereof not in violation of this Agreement or as required by the terms of a Company Benefit Plan or any awards thereunder outstanding on the date hereof or granted thereunder after the date hereof in accordance with this Agreement; provided, however, that this Section 8.1(a) shall not prohibit any such action effected pursuant to the Rights Agreement;

     (b)           issue, deliver or sell, or authorize any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than (i) pursuant to the Rights Agreement; (ii) the issuance of shares of Company Common Stock upon the exercise of stock options or the vesting of restricted stock units that are outstanding on the date hereof pursuant to the Company Benefit Plans; (iii) issuances by a wholly owned Subsidiary of the Company of its capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of the Company; and (iv) the granting of stock options or the granting of restricted stock units with respect to up to 1.3 million shares of Company Common Stock in the ordinary course of business, consistent with the Company’s past practices;

     (c)           amend the Company Charter;

     (d)           acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the business of the Company and the Company Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor);

     (e)           except in the ordinary course of business, consistent with past practice, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including capital stock of the Company Subsidiaries), except, in each case, sales, leases, licenses, encumbrances or other dispositions or Liens involving inventory and obsolete equipment, in the ordinary course of business consistent with past practice or not in an amount exceeding $1 million;

     (f)           incur any indebtedness or guarantee or otherwise become contingently liable for any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of the Company Subsidiaries or guarantee any debt securities of others or enter into any material Lease (whether such Lease is an operating or capital Lease) or enter into any interest rate hedge, other than Liabilities incurred in the ordinary course of business consistent with past practice or Liabilities not exceeding $1 million;

     (g)           (i) grant any material increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice; (ii) pay or agree to pay to any director, officer or employee, whether past or present, any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, Contracts or arrangements as in effect on the date hereof, except for the right to receive certain retention and bonus payments that are related to the transactions contemplated by this Agreement that the Company may agree to pay and pay to select executives and other employees following the signing of this Agreement and the Effective Time which will in no event exceed $3.7 million in the aggregate; (iii) except in the ordinary course of business consistent with past practice, enter into any new, or materially amend any existing, employment or severance or termination, Contract with any director, officer or employee; (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or (v) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

     (h)           establish, adopt, enter into, terminate or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement with a labor union, labor organization or works council for the benefit of any current or former directors, officers, employees or any of their beneficiaries, except, in each case, (i) as is necessary to comply with applicable Law or (ii) as would not result in a material increase in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement;

     (i)           authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of the Company Subsidiaries;

     (j)           except as required by Law, make any material change in its methods of accounting in effect at the Interim Balance Sheet Date or change its fiscal year;

     (k)           enter into or amend any agreement or arrangement with any Affiliate of the Company or any such Company Subsidiary, other than with wholly owned Company Subsidiaries, on terms less favorable to the Company or such Company Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis;

     (l)           except in the ordinary course of business, or as required by Law, terminate or fail to use commercially reasonable efforts to renew any Material Contract to which the Company or any of the Company Subsidiaries is a party or modify, amend waive, release or assign any material rights or claims thereunder or enter into any Material Contract not in the ordinary course of business consistent with past practice;

     (m)           make, change or revoke any material Tax election or compromise any material Tax liability, other than in the ordinary course of business, consistent with past practice;

     (n)           except in the ordinary course of business, consistent with past practice, settle or compromise any actions, suits, arbitrations or proceedings (including any employee grievances) or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except (i) the payment, discharge or satisfaction (which includes the payment of final and unappealable judgments) of any such claims, liabilities or obligations in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 or (ii) settlement or compromise of litigation if it does not involve a grant of injunctive relief against the Company or any of the Company Subsidiaries and any amount paid by the Company or any Company Subsidiary to the other party (including as reimbursement of legal fees and expenses) does not exceed $1 million; or

     (o)           agree or commit to do any of the foregoing actions.

Section 8.2               Conduct of Business by Spinco and MWV Pending the Merger.  Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (i) as required by Law, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted or contemplated by this Agreement or the other Transaction Agreements (including any schedules thereto) (including any restructurings or reorganizations necessary for the transactions contemplated hereby or thereby), or (iv) as set forth in Section 8.2 of the MWV Disclosure Letter, MWV and Spinco jointly and severally covenant and agree that each of the C&OP Entities will conduct the C&OP Business in accordance with its ordinary course of business, consistent with past practice and in compliance with all Laws applicable to it or to the conduct of its business, and shall use commercially reasonable efforts to maintain its present business organization, maintain rights and franchises, keep available the services of its current officers and key employees and maintain its relationships with key customers and key suppliers; provided, however, that no action by MWV, any of the MWV Subsidiaries, Spinco or any of the Spinco Subsidiaries with respect to matters specifically addressed by any other provisions of this Section 8.2 shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.  Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date (and notwithstanding the immediately preceding sentence), except (i) as may be required by Law, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted or contemplated by this Agreement or the other Transaction Agreements (including any schedules thereto) (including any restructurings or reorganizations necessary for the transactions contemplated hereby or thereby), or (iv) as set forth in Section 8.2 of the MWV Disclosure Letter, none of the C&OP Entities will, and MWV will cause all of the C&OP Entities not to:

     (a)           (i) split, combine or reclassify any of the capital stock of any member of the Spinco Group or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of the capital stock of any member of the Spinco Group; or (ii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any shares of the capital stock (including any securities convertible or exchangeable into such capital stock) of any member of the Spinco Group, except as required by the terms of the securities outstanding on the date hereof or any securities issued after the date hereof not in violation of this Agreement or as required by any Spinco Benefit Plan or any awards thereunder outstanding on the date hereof or granted thereunder after the date hereof in accordance with this Agreement;

     (b)           issue, deliver or sell, or authorize any shares of capital stock of any member of the Spinco Group of any class, any Spinco Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Spinco Voting Debt or convertible securities including additional options or other equity-based awards that could be converted into any option to acquire Spinco Common Stock pursuant to the Employee Benefits Agreement, other than issuances by a wholly owned Subsidiary of Spinco of its capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of Spinco;

     (c)           amend the certificate of incorporation or bylaws (or other similar organizational documents) of any member of the Spinco Group, except as for an amendment to the certificate of incorporation of Spinco to increase the number of authorized shares of Spinco Common Stock in connection with the Distribution;

     (d)           acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof, in each case, that would be a Spinco Asset pursuant to the Separation Agreement; or otherwise acquire or agree to acquire any material assets that would be a Spinco Asset pursuant to the Separation Agreement (excluding the acquisition of assets used in the operations of the business of Spinco and the Spinco Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor);

     (e)           except in the ordinary course of business, consistent with past practice, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including capital stock of Spinco Subsidiaries), except, in each case, sales, leases, licenses, encumbrances or other dispositions or Liens involving inventory and obsolete equipment in the ordinary course of business consistent with past practice or not in an amount exceeding $1 million;

     (f)           incur any indebtedness or guarantee or otherwise become contingently liable for any indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of any member of the Spinco Group or guarantee any debt securities of others or enter into any material Lease (whether such Lease is an operating or capital Lease) or enter into any interest rate hedge, other than Liabilities that would not be included in the Spinco Liabilities, Liabilities incurred in the ordinary course of business consistent with past practice or Liabilities not exceeding $1 million;

     (g)           (i) grant any material increases in the compensation of any Spinco Employee, except in the ordinary course of business consistent with past practice; (ii) pay or agree to pay to any Spinco Employee, any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, Contracts or arrangements as in effect on the date hereof except for the right to receive certain retention and bonus payments that are related to the transactions contemplated by this Agreement that Spinco may agree to pay and pay to select executives and other employees following the signing of this Agreement and, prior to the Effective Time, which will in no event exceed $6.5 million in the aggregate; (iii) except in the ordinary course of business consistent with past practice, enter into any new, or materially amend any existing, employment or severance or termination, Contract with any Spinco Employee; or (iv) except in connection with an action that applies uniformly to all similarly situated employees of MWV and the MWV Subsidiaries and that is not exclusive to the Spinco Employees, become obligated with respect to any Spinco Employee under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;

     (h)           establish, adopt, enter into, terminate or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement with a labor union, labor organization or works council for the benefit of any Spinco Employees or any of their beneficiaries, except, in each case, (i) as contemplated by the Employee Benefits Agreement; (ii) as is necessary to comply with applicable Law; (iii) as would not result in a material increase in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement; or (iv) in connection with an action that applies uniformly to all similarly situated employees of MWV and its Subsidiaries and that is not exclusive to the Spinco Employees;

     (i)           authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Spinco;

     (j)           except as required by Law, make any material change in its methods of accounting in effect at the Interim Balance Sheet Date or change its fiscal year, to the extent it relates solely to the C&OP Business;

     (k)           enter into or amend any agreement or arrangement relating to the C&OP Business with any Affiliate of MWV or any MWV Subsidiary (other than Spinco or a Spinco Subsidiary) on terms less favorable to Spinco or such Spinco Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis;

     (l)           except in the ordinary course of business, or as required by Law, terminate or fail to use commercially reasonable efforts to renew any Spinco Material Contract or modify, amend, waive, release or assign any material rights or claims thereunder or enter into any Spinco Material Contract not in the ordinary course of business consistent with past practice (it being understood and agreed that nothing herein shall restrict the C&OP Entities from re-negotiating and entering into any such re-negotiated Contracts with customers, regardless of whether it contains more or less favorable terms than the existing Contracts);

     (m)           make, change or revoke any material Tax election that would  bind Spinco or a Spinco Subsidiary for periods following the Effective Time or compromise any material Tax liability for which Spinco or a Spinco Subsidiary would be responsible under the Tax Matters Agreement or the Separation Agreement, in each case other than in the ordinary course of business, consistent with past practice;

     (n)           except in the ordinary course of business, consistent with past practice, settle or compromise any actions, suits, arbitrations or proceedings (including any employee grievances) or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except (i) the payment, discharge or satisfaction (which includes the payment of final and unappealable judgments) of any such claims, liabilities or obligations in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Interim Financial Statements of Spinco included in the Spinco Financial Statements, or incurred in the ordinary course of business since the date of such financial statements), or (ii) settlement or compromise of litigation if it does not involve a grant of injunctive relief against the C&OP Entities and any amount paid to the other party (including as reimbursement of legal fees and expenses) does not exceed $1 million; or

     (o)           agree or commit to do any of the foregoing actions.

Section 8.3                Tax Matters.

     (a)           Prior to the Effective Time, and from time to time, each of MWV, Spinco and the Company agrees to use its reasonable best efforts to (a) cause the Spinco Reorganization and Distribution, taken together, to qualify as a reorganization within the meaning of Section 368(a)(1)(D) of the Code; (b) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code; and (c) facilitate the issuance of the IRS D Reorganization Ruling and the IRS Debt Exchange Ruling, including by (i) in the case of MWV modifying or terminating the MWV Commitment Letter and (ii) in the case of the Company consenting to such changes to the MWV Commitment Letter, in each case as may be reasonably necessary or appropriate to facilitate the issuance of the IRS Debt Exchange Ruling.  In the event that, as a result of any modification or termination effected as a result of this Section 8.3, the MWV Commitment Letter no longer provides for the exchange of Spinco Distribution Debt in full satisfaction of the MWV Debt (the “Trigger Event”), the Company shall use its reasonable best efforts to arrange and obtain a bridge facility from the lenders under the MWV Financing for the purpose of financing the Above Basis Amount of the Special Dividend as promptly as practicable following the occurrence of the Trigger Event, including using reasonable best efforts to enter into definitive agreements with respect thereto.

     (b)           MWV, Spinco and the Company shall cooperate in good faith between the date of the Separation Agreement and the Distribution Date in the preparation of a schedule setting forth the Income Tax Returns (as defined in the Separation Agreement) required to be filed by each of Spinco and MWV pursuant to the Tax Matters Agreement.

Section 8.4               Proxy Statement/Prospectus.

     (a)           As promptly as reasonably practicable following the date hereof, the Company, MWV and Spinco shall prepare, and the Company shall file with the SEC, the Registration Statement, including the Proxy Statement/Prospectus with respect to the transactions contemplated by this Agreement, and the Company shall use its reasonable best efforts to have such Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act, as promptly as reasonably practicable after such filings or at such other time as MWV, Spinco and the Company may agree.  The Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

     (b)           As promptly as reasonably practicable following the mailing of the Proxy Statement/Prospectus, if required under the Securities Act and/or Exchange Act (or otherwise required by the SEC), the Company, MWV and Spinco shall prepare, and Spinco shall file with the SEC, the Spinco Registration Statement and Spinco shall use its reasonable best efforts to have such Spinco Registration Statement declared effective by the SEC under the Securities Act, as promptly as practicable after such filings or at such other time as MWV, Spinco and the Company may agree.  The Spinco Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

     (c)           As promptly as practicable after the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus and, if required by the SEC as a condition to the mailing of the Proxy Statement/Prospectus, the date on which the Registration Statement shall have been declared effective, the Company shall mail, or cause to be mailed, the Proxy Statement/Prospectus to its stockholders.

     (d)           The Company shall, as promptly as practicable after receipt thereof, provide to MWV copies of any written comments and advise MWV of any oral comments with respect to the Proxy Statement/Prospectus and the Registration Statement received from the SEC.  MWV shall, as promptly as practicable after receipt thereof, provide to the Company copies of any written comments and advise the Company of any oral comments with respect to the  Spinco Registration Statement received from the SEC.

     (e)           The Company shall provide MWV with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or Registration Statement (which comments shall be reasonably considered by the Company) prior to filing the same with the SEC, and with a copy of all such filings made with the SEC.  The Company will advise MWV promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Company Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (f)           MWV shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Spinco Registration Statement  (which comments shall be reasonably considered by MWV) prior to filing the same with the SEC, and with a copy of all such filings made with the SEC.  MWV will advise the Company promptly after it receives notice thereof, of the time when the Spinco Registration Statement  has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Spinco Common Stock issuable in connection with the Distribution for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Spinco Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (g)           If, at any time prior to the Effective Time, any event or circumstance should occur that results in the Proxy Statement/Prospectus, the Registration Statement or the Spinco Registration Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement/Prospectus, the Registration Statement or the Spinco Registration Statement, MWV, Spinco and the Company shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC and mail, or cause to be mailed, to the Company’s stockholders each such amendment or supplement.

     (h)           MWV and Spinco agree to promptly provide the Company with the information concerning MWV and Spinco and their respective Affiliates required to be included in the Proxy Statement/Prospectus and the Registration Statement.  In furtherance of the foregoing, MWV and Spinco shall use all reasonable best efforts to, or shall use all reasonable best efforts to cause their respective representatives to, furnish promptly to the Company such additional financial and operating data and other information, as to their and their respective Subsidiaries’ businesses as the Company may require in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement.

     (i)           The Company agrees to promptly provide MWV and Spinco with the information concerning the Company and its Affiliates required to be included in the Spinco Registration Statement.  In furtherance of the foregoing, the Company shall use all reasonable best efforts to, or shall use all reasonable best efforts to cause its representatives to, furnish promptly to MWV and Spinco such additional financial and operating data and other information, as to it and its Subsidiaries’ businesses as MWV and Spinco may require in connection with the preparation of the Spinco Registration Statement.

Section 8.5               Stockholders Meeting.

     (a)           As promptly as practicable following the date on which the SEC shall clear (whether orally or in writing) the Proxy Statement/Prospectus and, if required by the SEC as a condition to the mailing of the Proxy Statement/Prospectus, the Registration Statement

shall have been declared effective, the Company shall call a meeting of its stockholders (the “Company Stockholders Meeting”) to be held as promptly as practicable for the purpose of voting upon (i) the issuance of shares of Company Common Stock pursuant to the Merger and (ii) related matters.  This Agreement shall be submitted to the stockholders of the Company at such meeting for the purpose of obtaining the approval by the stockholders of the Company of the issuance of shares of Company Common Stock pursuant to the Merger.  The Company shall deliver, or cause to be delivered, to the Company’s stockholders the Proxy Statement/Prospectus in definitive form in connection with the Company Stockholders Meeting at the time and in the manner provided by the applicable provisions of the DGCL, the Exchange Act and the Company Charter and Company Bylaws and shall conduct the Company Stockholders Meeting and the solicitation of proxies in connection therewith in compliance with such statutes, the Company Charter and Company Bylaws.

     (b)           Subject to the provisions of this Agreement, the Proxy Statement/Prospectus shall include the Company Recommendation and the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval; provided, however, that if the Company Board effects a Change in Recommendation, the Company may cease to use such efforts.

Section 8.6               Listing.  As promptly as practicable following the date hereof, the Company shall make application to the NYSE for the listing of the shares of Company Common Stock to be issued pursuant to the transactions contemplated by this Agreement and use all reasonable best efforts to cause such shares to be Approved for Listing.

Section 8.7               Reasonable Best Efforts.

     (a)           Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and Tax ruling requests and to obtain as promptly as practicable all Company Approvals and MWV Approvals and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”) and (ii) taking all reasonable steps as may be necessary to obtain all Required Approvals (including the Company providing a guarantee of Spinco’s obligations reasonably necessary to obtain such Required Approvals).  In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, and in any event within 25Business Days  after the date hereof, (ii) appropriate filings, if any are required, with foreign regulatory authorities in accordance with applicable competition, merger control, antitrust, investment or similar applicable Laws (“Foreign Competition Laws”) with respect to the transactions contemplated hereby as promptly as practicable and (iii) all other necessary filings with other Governmental Authorities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such applicable Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Required Approvals under such other applicable Laws or from such authorities as soon as practicable.  In connection with and without limiting the foregoing, each of the Company and Merger Sub, on the one hand, and MWV and Spinco, on the other hand, shall, in connection with the efforts referenced in this Section 8.7(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of (and, if in writing, share a copy) any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review in advance any communication to be given by it to, and consult with each other in advance of any meeting or material telephone call with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

     (b)           Without limiting this Section 8.7, each of the parties agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Spinco (or the Spinco Subsidiaries) or the Company (or the Company Subsidiaries), as applicable, or otherwise taking or committing to take actions that limit Spinco’s or the Spinco Subsidiaries’ or the Company’s or the Company Subsidiaries’, as applicable, freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Spinco (or the Spinco Subsidiaries) or the Company (or the Company Subsidiaries), in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the Closing; provided that the effectiveness of any such sale, divestiture, license or disposition or action or commitment shall be contingent on consummation of the Merger.  Notwithstanding the foregoing, the obligations of this Section 8.7(b) shall not apply to each of the parties if compliance with this Section 8.7(b) would result in, or would reasonably be expected to result in, a Material Adverse Effect on the Company after giving effect to the Merger.

Section 8.8               IRS Ruling; Tax Opinions.

     (a)           IRS Ruling.

  (i)           As soon as reasonably practicable after the date of this Agreement, MWV and Spinco shall submit to the IRS a request (the “Ruling Request”) for (A) the IRS D Reorganization Ruling and the IRS Debt Exchange Ruling and (B) any other ruling in connection with the Spinco Reorganization, the Distribution or the Merger that MWV, in consultation with the Company, deems to be appropriate.  The initial Ruling Request and any supplemental materials submitted to the IRS relating thereto (each, an “IRS Submission”) shall be prepared by MWV.  MWV shall provide the Company with a reasonable opportunity to review and comment on each material IRS Submission prior to the filing of such IRS Submission with the IRS and MWV shall, in good faith, consider any comments provided by the Company on each such material IRS Submission; provided that MWV may redact from any IRS Submission any information (“Redactable Information”) that (x) MWV, in its good faith judgment, considers to be confidential and not germane to the Company’s or Spinco’s obligations under this Agreement or any of the other Transaction  Agreements, and (y) is not a part of any other publicly available information, including any non-confidential filing.  No IRS Submission shall be filed with the IRS unless, prior to such filing, the Company shall have agreed (which agreement will not be withheld unreasonably, conditioned or delayed)  as to the contents of such IRS Submission, to the extent that such contents include statements or representations relating to facts that are or will be under the control of the Company or any of its Affiliates (including Spinco or the Spinco Subsidiaries for periods after the Effective Time).

  (ii)          MWV shall provide the Company with copies of each IRS Submission as filed with the IRS promptly following the filing thereof; provided that MWV may redact any Redactable Information from the IRS Submission.  MWV shall use its reasonable best efforts to notify the Company and the Company’s representatives reasonably in advance of any substantive communications with the IRS regarding any material issue arising with respect to the Ruling Request, including meetings or conferences with IRS personnel, whether telephonically, in person or otherwise and to give the Company (or the Company’s representatives) a reasonable opportunity to participate.  Solely for the avoidance of doubt, nothing in this Section 8.8(a)(ii) shall provide grounds for Spinco or the Company to alter any obligation or limitation imposed upon it under this Agreement.

     (b)           Distribution Tax Opinion.  Each of MWV, Spinco and the Company agrees to use its reasonable best efforts to obtain the Distribution Tax Opinion.  The Distribution Tax Opinion shall be based upon the IRS D Reorganization Ruling and the IRS Debt Exchange Ruling and customary representations and covenants, including those contained in certificates of MWV, Spinco, the Company and others, reasonably satisfactory in form and substance to MWV Tax Counsel (such representations and covenants, the “Distribution Tax Representations”).  Each of MWV, Spinco and the Company shall deliver to MWV Tax Counsel for purposes of the Distribution Tax Opinion customary Distribution Tax Representations, reasonably satisfactory in form and substance to MWV Tax Counsel.

     (c)           Merger Tax Opinions.  MWV and Spinco, on the one hand, and the Company, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, a written opinion of MWV Tax Counsel, in the case of MWV and Spinco, and Skadden, Arps, Slate, Meagher & Flom LLP, in the case of the Company (“Company Tax Counsel”), in form and substance reasonably satisfactory to MWV and the Company, respectively (each such opinion, a “Merger Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  Each of the Company, MWV and Spinco shall deliver to Company Tax Counsel and MWV Tax Counsel for purposes of the Merger Tax Opinions customary representations and covenants, including those contained in certificates of the Company, MWV, Spinco and others, reasonably satisfactory in form and substance to Company Tax Counsel and MWV Tax Counsel.

Section 8.9               Accounting Matters.

     (a)           In connection with the information regarding the C&OP Business or the transactions contemplated by this Agreement provided by Spinco specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus, the Registration Statement and the Spinco Registration Statement, to the extent that such letters are customarily delivered, MWV shall use all reasonable best efforts to cause to be delivered to the Company two letters of PricewaterhouseCoopers LLP, one dated the date on which each of the Registration Statement and the Spinco Registration Statement shall become effective and one dated the Closing Date, and addressed to the Company and Merger Sub, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and the Spinco Registration Statement.

     (b)           In connection with the information regarding the Company or its Subsidiaries or the transactions contemplated by this Agreement provided by the Company specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus, the Registration Statement and the Spinco Registration Statement, to the extent that such letters are customarily delivered, the Company shall use all reasonable best efforts to cause to be delivered to Spinco two letters of KPMG LLP, one dated the date on which each of the Registration Statement and the Spinco Registration Statement shall become effective and one dated the Closing Date, and addressed to MWV and Spinco, in form and substance reasonably satisfactory to MWV and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and the Spinco Registration Statement.

Section 8.10              Access to Information.  Upon reasonable notice, (i) each of the C&OP Entities and Spinco, on the one hand, and (ii) the Company, on the other hand, shall, subject to applicable Law, afford to the other and to its respective officers, employees, accountants, counsel and other authorized representatives, reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries’ officers, employees, accountants, consultants, representatives, plants, properties, Contracts, commitments, books, records (including Tax Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws, and shall use all reasonable best efforts to cause its respective representatives to furnish promptly to the other such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries’ respective businesses and properties as the others or their respective duly authorized representatives, as the case may be, may reasonably request; provided that nothing in this Agreement shall require any Person to permit any inspection or disclose any information to another Person that would cause a violation of any Contract, would cause a risk of a loss of privilege to the first Person, that is competitively sensitive information or to permit another Person to perform any onsite procedure with respect to any of the first Person’s or its Subsidiaries’ properties (provided that the Person that would otherwise be required to disclose information to the other shall take any and all reasonable action necessary to permit such disclosure without such loss of privilege or violation of agreement or Law).  Notwithstanding any provision of this Agreement to the contrary, none of the parties shall be obligated to grant any access or make any disclosure in violation of applicable Laws or regulations or if it would unreasonably interfere with the conduct of such party’s business or grant any access to, or make any disclosure of, any customer Contracts.  The parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder and hereunder.  The Confidentiality Agreement shall survive any termination of this Agreement.

Section 8.11             Acquisition Proposals.

     (a)           The Company will not, and will cause its Subsidiaries not to, and will use its reasonable best efforts to cause the Company’s and its Subsidiaries’ respective officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries, the “Representatives”) not to, (i) initiate or solicit or knowingly facilitate or encourage, directly or indirectly, any inquiries with respect to, or the making of, any Company Acquisition Proposal, (ii) except as permitted below in Section 8.11(b), engage in negotiations or discussions with, furnish access to its properties, books and records or provide any information or data to any Person relating to a Company Acquisition Proposal, (iii) except as permitted below in Section 8.11(d), approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Company Acquisition Proposal, (iv) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 8.11(b)), (v) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any Person other than MWV, (vi) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including any transaction under, or a third party becoming an “interested shareholder” under, Section 203 of the DGCL) inapplicable to any transactions contemplated by a Company Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than MWV or any of MWV’s Affiliates, under any such provisions), (vii) take any action to make the consummation of any Company Acquisition Proposal exempt under the terms of the Rights Agreement, or (viii) resolve, propose or agree to do any of the foregoing.  The Company shall immediately cease any solicitations, discussions or negotiations with any Person that has made or indicated an intention to make a Company Acquisition Proposal (except MWV, Spinco and their respective Representatives).

     (b)           Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Company Stockholder Approval, in the event that the Company receives a bona fide written Company Acquisition Proposal that did not result from a breach of Section 8.11(a), the Company and the Company Board may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish, pursuant to an Acceptable Confidentiality Agreement, any information to (provided that all such information has previously been provided or made available to MWV or is provided or made available to MWV substantially concurrently with the time it is so furnished), any Person making such Company Acquisition Proposal and its Representatives or potential sources of financing if the Company Board determines in good faith, after consultation with its counsel and financial advisor, that such Person is reasonably likely to submit to the Company a Company Acquisition Proposal that is a Company Superior Proposal.  In addition, nothing herein shall restrict the Company from complying with its disclosure obligations with regard to any Company Acquisition Proposal under applicable Law; provided, however, that any action that would constitute a Change in Recommendation may only be made in compliance with Section 8.11(d).  For purposes of this Agreement, a “Company Superior Proposal” means any bona fide written offer made by a third party to acquire, directly or indirectly, by merger, consolidation or other business combination or other similar acquisition transaction, for consideration consisting of cash and/or securities, at least a majority of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and the Company Subsidiaries, with respect to which the Company Board (after consultation with its legal and financial advisors) has determined in its good faith judgment that the consummation of the transactions contemplated by such written offer (x) would be more favorable to the Company’s stockholders than the Merger, after taking into account all the terms and conditions of such proposal (including the financial aspects of such proposal, the form of consideration, the likelihood, ability to finance, conditionality and timing of consummation of such proposal, any break-up fees, expense reimbursement provisions and any other aspects of the transaction described in such proposal, including the identity of the Person or “group” (as defined in or under Section 13(d) of the Exchange Act) making such proposal) and this Agreement (including any changes to the terms of this Agreement proposed in writing by MWV to the Company in response to such proposal or otherwise), (y) would not be subject to any due diligence condition and (z) would be reasonably likely to be completed on the terms proposed on a timely basis, taking into account all financial, legal, regulatory and other aspects of such proposal; and an “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less restrictive to such Person, and no less favorable to the Company, than those contained in the Confidentiality Agreement.

     (c)           The Company will promptly (and in any event within forty-eight (48) hours after receipt) notify MWV of the receipt by the Company of any Company Acquisition Proposal, which notice shall include the identity of the Person(s) making such Company Acquisition Proposal and copies of any written materials evidencing such Company Acquisition Proposal.  The Company will keep MWV reasonably informed of the status and material terms and conditions of any such Company Acquisition Proposal.  Without limitation to the foregoing, the Company will provide to MWV on a reasonably prompt basis (and in any event within forty-eight (48) hours) of any material modifications to the terms of any Company Acquisition Proposal (including promptly furnishing copies of any written materials evidencing such material modifications) and will promptly notify MWV of any determination by the Company Board that a Company Acquisition Proposal constitutes a Company Superior Proposal.  The Company shall not, and shall cause the Company’s Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any Contract, in each case, that prohibits the Company from complying with its obligations under this Section 8.11.

     (d)           Except as expressly permitted by this Section 8.11(d), the Company Board shall not (i) fail to include the Company Recommendation in the Proxy Statement/Prospectus, (ii)  withhold, withdraw, amend, change, qualify or modify in a manner adverse to MWV, or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to MWV, the Company Recommendation or (iii) approve, endorse, adopt or recommend to the stockholders of the Company any Company Acquisition Proposal, or publicly propose to approve, adopt or recommend to the stockholders of the Company any Company Acquisition Proposal ((i) and (ii) above being referred to as a “Change in Recommendation”).  Notwithstanding the foregoing, if and only if the Company has not violated the terms of Section 8.11(a) in any material respect, the Company Board may, at any time prior to obtaining the Company Stockholder Approval, subject to Section 8.11(e), effect a Change in Recommendation, (A) if an event, fact, development or occurrence that affects the business, assets, operations or condition (financial or otherwise) of the Company that is unknown to the Company Board as of immediately prior to the execution of this Agreement becomes known to the Company Board (an “Intervening Event”) or (B) if the Company Board has received a bona fide written Company Acquisition Proposal that it determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Company Superior Proposal, and in each case of (A) or (B), the Company Board has determined in good faith (after consultation with its financial advisors and outside legal counsel) that the failure to effect a Change in Recommendation would present a reasonable likelihood of constituting a breach of its fiduciary duties under applicable Law.

     (e)           Notwithstanding anything to the contrary contained in this Agreement, the Company may not make a Change in Recommendation unless (i) it notifies MWV in writing of its intention to take such action at least four (4) Business Days prior to taking such action, (x) identifying the Person(s) making such Company Superior Proposal and providing copies of any written materials evidencing such Company Superior Proposal or (y) describing in reasonable detail the Intervening Event, as the case may be, (ii) if requested by MWV, the Company and its Representatives shall have negotiated in good faith with MWV during such notice period to enable MWV to propose changes to the terms of this Agreement intended to cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, or, in the case of a proposed Change in Recommendation as a result of an Intervening Event, that obviate the need for such a Change in Recommendation, (iii) the Company Board shall have considered in good faith (after consultation with its financial advisors and outside legal counsel) any changes to this Agreement proposed in writing by MWV and determined that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such changes were to be given effect, or that such changes would not obviate the need for a Change in Recommendation in response to such Intervening Event, and (iv) in the event of any change to any of the financial terms (including the form or amount of consideration) or any material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to MWV an additional notice and copies of the relevant proposed transaction agreement and other material documents; provided that the notice period and the period during which the Company and its Representatives are required to negotiate in good faith with MWV regarding any changes to any of the financial terms or any material terms of such Company Superior Proposal pursuant to this Section 8.11(e) shall expire three (3) Business Days after the Company provides written notice of such changes to MWV.

     (f)           Nothing contained in this Section 8.11 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to do so would be inconsistent with applicable Law, it being understood, however, that (x) nothing in this Section 8.11(f) shall be deemed to permit the Company Board to make a Change in Recommendation except to the extent permitted by Section 8.11(d) and (y) any disclosure under this Section 8.11(f) (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a Change in Recommendation to the extent the Company Board does not publicly state that it has not changed its recommendation with respect to the Merger within one (1) Business Day following any request by MWV.

Section 8.12             Spinco Financing.

     (a)           The Company shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the Spinco Commitment Letter and the Related Letters without the prior written consent of MWV (and, to the extent Section 8.3 is applicable, such consent is subject to MWV’s obligations in Section 8.3), if such amendments, modifications or waivers would reasonably be expected to (i) reduce the aggregate amount of the Spinco Financing below the Below Basis Amount, (ii) impose new or additional conditions to the receipt of the Spinco Financing that would reasonably be expected to (A) expand in any material respect the conditions precedent or contingencies to the funding at Closing, (B) prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, or (C) materially adversely impact the ability of the Company to enforce its rights against the other parties to the Spinco Commitment Letter (provided that for the avoidance of doubt, the Company may replace or amend the Spinco Commitment Letter and the Related Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities, if the addition of such additional parties, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or impair the availability of the financing under the Spinco Commitment Letter and the Related Letters or the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements).  The Company and Merger Sub shall each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Spinco Financing on the terms and conditions described in or contemplated by the Spinco Commitment Letter and the Related Letters, including using reasonable best efforts to (1) maintain in effect the Spinco Commitment Letter and the Related Letters, (2) satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions and covenants applicable to the Company in the Spinco Commitment Letter and the Related Letters and otherwise comply with its obligations thereunder, (3) enter into definitive agreements with respect thereto (the “Debt Financing Agreements”) on the terms and conditions contemplated by the Spinco Commitment Letter and the Related Letters (or terms and conditions (including the flex provisions) no less favorable to the Company and Spinco (in the reasonable discretion of the Company) than the terms and conditions in the Spinco Commitment Letter and the Related Letters), (4) in the event that all conditions in the Spinco Commitment Letter and the Related Letters have been satisfied, consummate the Spinco Financing at or prior to Closing, (5) enforce its rights under the Spinco Commitment Letter and the Related Letters and (6) in the event that all conditions in the Spinco Commitment Letter and the Related Letters have been satisfied, cause the lenders providing the Spinco Financing to fund the Spinco Financing.  The Company shall (x) furnish to MWV complete, correct and executed copies of the Debt Financing Agreements, (y) give MWV prompt notice of any material breach by any party of any of the Spinco Commitment Letter or any of the Related Letters or the Debt Financing Agreements of which the Company becomes aware or any termination thereof and (z) upon MWV’s request, otherwise keep MWV reasonably informed of the status of the Company’s efforts to arrange the Spinco Financing (or any replacement thereof).  If any portion of the Spinco Financing becomes unavailable on the terms and conditions contemplated in the Spinco Commitment Letter and the Related Letters (including the flex provisions) or from sources contemplated in the Spinco Commitment Letter and the Related Letters, the Company and Spinco shall use their reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources for the same purposes as the purposes of the Spinco Financing in an amount not less than the Below Basis Amount upon terms and conditions not less favorable, taken as a whole, to the Company and Spinco (in the discretion of the Company) than those in the Spinco Commitment Letter and the Related Letters as promptly as practicable following the occurrence of such event, including using reasonable best efforts to enter into definitive agreements with respect thereto.

     (b)           MWV shall not agree to any amendment or modification to be made to, or any waiver of any provision or remedy under, the MWV Commitment Letter without the prior written consent of the Company (and, to the extent Section 8.3 is applicable, such consent is subject to the Company’s obligations in Section 8.3), if such amendments, modifications or waivers would reasonably be expected to (i) reduce the aggregate amount of the MWV Financing below the Above Basis Amount, (ii) impose new or additional conditions to the receipt of the MWV Financing that would reasonably be expected to (A) expand in any material respect the conditions precedent or contingencies to the funding at Closing, (B) prevent or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, (C) materially adversely impact the ability of MWV to enforce its rights against the other parties to the MWV Commitment Letter or (D) affect in any manner the terms of the Spinco Distribution Debt.  MWV, Spinco and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the MWV Financing on the terms and conditions described in or contemplated by the MWV Commitment Letter, including using reasonable best efforts to (1) maintain in effect the MWV Commitment Letter, (2) satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions and covenants applicable to MWV, Spinco and the Company in the MWV Commitment Letter and otherwise comply with its obligations thereunder, (3) enter into definitive agreements with respect thereto (the “MWV Debt Financing Agreements”) on the terms and conditions contemplated by the MWV Commitment Letter (or terms and conditions no less favorable to MWV, Spinco and the Company (in the reasonable discretion of MWV and the Company, respectively) than the terms and conditions in the MWV Commitment Letter), (4) in the case of MWV, enforce its rights under the Spinco Commitment Letters, and (5) in the event that all conditions in the MWV Commitment Letter and the definitive documentation with respect thereto have been satisfied, cause the lenders providing the MWV Financing to fund the MWV Debt and, on the Closing Date, accept Spinco Distribution Debt in full satisfaction thereof.  Notwithstanding the foregoing, i) MWV shall have the sole responsibility and sole discretion with respect to the negotiation of the definitive documentation with respect to the MWV Debt in accordance with the MWV Commitment Letter and ii) the Company shall have the sole responsibility and sole discretion with respect to the negotiation of the definitive documentation with respect to the Spinco Distribution Debt in accordance with the MWV Commitment Letter (it being understood that the Spinco Distribution Debt may have an interest rate up to the Total Cap if required by the lenders under the MWV Commitment Letter).  The Company and MWV shall (x) furnish to the other complete, correct and executed copies of the applicable MWV Debt Financing Agreements negotiated by them, (y) give the other prompt notice of any material breach by any party of the MWV Commitment Letter or any of the MWV Debt Financing Agreements of which either shall become aware or any termination thereof and (z) upon request, otherwise keep the other reasonably informed of the status of their respective efforts to arrange the MWV Financing (or any replacement thereof), including both the MWV Debt and the Spinco Distribution Debt.  If any portion of the MWV Financing becomes unavailable on the terms and conditions contemplated in the MWV Commitment Letter (including the flex provisions) or from sources contemplated in the MWV Commitment Letter, the Company and MWV shall use their reasonable best efforts to arrange and obtain alternative debt financing from alternative debt sources for the same purposes as the purposes of the MWV Financing in an amount not less than the Above Basis Amount upon terms and conditions not less favorable, taken as a whole, to the Company and MWV (each in their respective discretion) than those in the MWV Commitment Letter as promptly as practicable following the occurrence of such event, including using reasonable best efforts to enter into definitive agreements with respect thereto.

     (c)           For purposes of this Agreement, “Marketing Period” shall mean the first period of twenty (20) consecutive Business Days throughout which (I) the Company shall have received from Spinco all of the Required Financial Information and during which period such information shall remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and S-K under the Securities Act and (II) the conditions set forth in Section 9.1 shall be satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing Date) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 9.2 (other than those conditions that by their nature can only be satisfied at the Closing Date and other than the condition in Section 9.2(f)) to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided that such period will not include any date from and including November 21, 2011 through and including November 28, 2011 and from and including December 19, 2011 through and including January 3, 2012; provided, further, that the Marketing Period will not be deemed to have commenced if prior to the completion of the Marketing Period, (x) Spinco’s auditors shall have withdrawn their audit opinion contained in the Required Financial Information in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by Spinco’s auditors or another independent public accounting firm reasonably acceptable to the Company, (y) the financial statements included in the Required Financial Information that is available to the Company on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period in which case the Marketing Period shall not be deemed to commence until the receipt by the Company of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new twenty (20) consecutive Business Day period or (z) MWV or Spinco issues a public statement indicating its intent to restate any historical financial statements of Spinco or that any such restatement is under consideration or may be a possibility in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant SEC Report or SEC Reports have been amended or MWV has announced that it has concluded that no restatement shall be required in accordance with GAAP; provided, further, that the Marketing Period shall end on any earlier date that is the date on which the Spinco Financing is funded.

     (d)           Prior to the Closing, each of MWV and Spinco shall and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its respective Representatives to, provide to the Company, at the Company’s sole expense, all reasonable cooperation reasonably requested by the Company that is necessary in connection with the Spinco Financing and the Spinco Distribution Debt, including (i) furnishing the Company and its financing sources the unaudited consolidated balance sheet of Spinco and its Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows as of the end of any quarterly period that ends between the execution of this Agreement and the forty-fifth day (45th) day prior to the Closing Date, and all Spinco information, financial statements and financial data of a type and form customarily included in private placements pursuant to Rule 144A under the Securities Act for financings similar to the Spinco Distribution Debt and subject to exceptions customary for such financings and including audited financial statements for each of the three most recent fiscal years ending more than ninety (90) days prior to the Closing Date (the information required to be delivered pursuant to this clause (i) being referred to as, the “Required Financial Information”), (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Spinco Financing and the Spinco Distribution Debt and senior management and Representatives, with appropriate seniority and expertise, of Spinco), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Spinco Financing and the Spinco Distribution Debt, (iii) assisting with the preparation of customary materials for rating agency presentations, bank information memoranda, offering documents, private placement memoranda and similar documents required in connection with the Spinco Financing and the Spinco Distribution Debt (including requesting any consents of accountants for use of their reports in any materials relating to the Spinco Distribution Debt and the delivery of one or more customary representation letters), (iv) causing the taking of corporate actions by Spinco and its Subsidiaries reasonably necessary to permit the completion of the Spinco Financing and the issuance of the Spinco Distribution Debt to MWV to be applied in satisfaction of the MWV Debt, (v) facilitating the execution and delivery at the Closing of definitive documents related to the Spinco Financing and the Spinco Distribution Debt on the terms contemplated by the Spinco Commitment Letter, the Related Letters and the MWV Commitment Letter, (vi) cooperating with consultants or others engaged to undertake field examinations and appraisals, including furnishing information to such persons in respect of accounts receivable, inventory and other applicable assets, (vii) providing to the financing sources all documentation and other information reasonably requested by such sources that such sources reasonably determine is required by regulatory authorities with respect to Spinco under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and (viii) cooperating in procuring, prior to the date that is twenty (20) consecutive calendar days prior to the Closing Date, corporate and facilities ratings for the Spinco Financing and the Spinco Distribution Debt; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of Spinco or its Subsidiaries.  None of Spinco or any of its Subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Spinco Financing or any of the foregoing, prior to the Effective Time, unless such action is contingent upon the Closing.  If the Closing does not occur, the Company shall indemnify and hold harmless MWV, Spinco, their respective Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any action, claim, arbitration, litigation or suit brought by a third party related to the arrangement of the Spinco Financing, the MWV Debt and the Spinco Distribution Debt (including any action taken in accordance with this Section 8.12(d)) and any information utilized in connection therewith (other than historical information relating to Spinco or its Subsidiaries or other information furnished by or on behalf of Spinco or its Subsidiaries).  Spinco hereby consents to the reasonable use of Spinco’s and its Subsidiaries’ logos in connection with the Spinco Financing and the Spinco Distribution Debt, provided that such logos are used in a manner that is not intended to harm or disparage Spinco or any of its Subsidiaries or the reputation or goodwill of Spinco or any of its Subsidiaries.

     (e)           The Company shall be responsible for all out-of-pocket, third party fees and expenses related to the Spinco Financing and the MWV Financing (including all fees under the Related Letters and the Fee Letter referred to in the MWV Commitment Letter and all indemnity claims under any of them), and all underwriting, sale, distribution, placement or other fees, and indemnity claims, in connection with the distribution of Spinco Distribution Debt or Spinco Securities, whether prior to or subsequent to Closing, including by issuing, on or prior to the time that the distribution of Spinco Distribution Debt takes place, additional Spinco Distribution Debt to MWV or the MWV Lenders, as applicable.

     (f)           The parties hereto (i) acknowledge that the MWV Commitment Letter contemplates, and MWV desires to enter into, arrangements providing for the exchange by MWV of Spinco Distribution Debt distributed to MWV as part of the Special Dividend pursuant to the Separation Agreement  in full satisfaction of debt obligations of MWV borrowed pursuant to the MWV Commitment Letter (the “MWV Debt”) (such exchange, the “Debt Exchange”), which MWV Debt shall provide net proceeds equal to the Above Basis Amount.  Spinco shall issue Spinco Distribution Debt to MWV at the Closing Date with an interest rate up to the Total Cap if necessary to effectuate the Debt Exchange.  Each of the parties agrees to use its reasonable best efforts to cause the Debt Exchange to be consummated with the holders of the MWV Debt (the “MWV Lenders”).  Without limitation of the foregoing (and in furtherance, not in limitation, of the covenants set forth in Section 8.12(b) above):

  (i)           Subject to the second sentence of this Section 8.12(f), the Company shall negotiate the terms and conditions of the Spinco Distribution Debt with the MWV Lenders and shall keep MWV reasonably informed of all material developments.  The Company shall, in consultation with MWV, determine the final form of the Spinco Distribution Debt and related agreements (including registration rights arrangements and indenture).  MWV shall, in consultation with the Company, determine the arrangements relating to the Debt Exchange with underwriters, arrangers and other third parties relating to the Debt Exchange; provided that MWV shall keep the Company reasonably informed regarding such arrangements. Spinco shall issue the Spinco Securities to MWV on the terms negotiated by the Company on the Closing Date, and the Company shall accept and execute applicable documentation, if any, relating to the issuance of the Spinco Securities by Spinco and the transfer of the Spinco Distribution Debt by MWV in satisfaction of the MWV Debt.

  (ii)          Each of MWV, Spinco and the Company shall cooperate in connection with the preparation of all documents and the making of all filings required in connection with the issuance of the Spinco Distribution Debt and the Debt Exchange and shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate the issuance of the Spinco Distribution Debt and the Debt Exchange.

  (iii)          The Company shall, and shall use commercially reasonable efforts to cause its employees, accountants, counsel and other representatives to take the following actions by the date of the Debt Exchange: (A) participate in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with ratings agencies in connection with the marketing of the Spinco Distribution Debt and the Debt Exchange, (B) prepare offering memoranda, private placement memoranda, prospectuses and similar documents (including all applicable pro forma and other financial information) reasonably required to consummate the issuance of the Spinco Distribution Debt and the Debt Exchange, (C) assist in the preparation of and execute and/or deliver, customary underwriting placement, credit, purchase, indemnification, registration rights and other definitive financing agreements and execute and deliver in a timely manner such other certificates and documents, including solvency certificates, comfort letters, consents, pledge and security documents and perfection certificates, as may be reasonably required in connection with the foregoing, and (D) take all other actions reasonably necessary in connection with the issuance of the Spinco Distribution Debt and the Debt Exchange.

   (iv)         MWV and Spinco shall, and shall use commercially reasonable efforts to cause its employees, accountants, counsel and other representatives to  provide to the Company, at the Company’s sole expense, all reasonable cooperation reasonably requested by the Company that is necessary in connection with the Company’s obligations pursuant to Section 8.12(f)(iii), including taking the following actions by the date of the Debt Exchange: (A) providing the Company with the Required Information and (B) taking all other actions reasonably necessary in connection with the issuance of the Spinco Distribution Debt and the Debt Exchange.

   (v)         If despite the parties’ use of reasonable best efforts in accordance with this Section 8.12(f), (A) the Debt Exchange does not occur (including in the event that the MWV Commitment Letter is modified in accordance with Section 8.3), and (B) the conditions set forth in ARTICLE IX (other than those that would be satisfied at the Closing Date and other than the condition in Section 9.2(f)) shall have been satisfied (or, to the extent permissible by law, waived by MWV), then MWV may elect, at its sole discretion, to (1) waive the condition in Section 9.2(f) and require Spinco to issue to MWV Spinco Securities with an interest rate equal to the Total Cap in satisfaction of the Above Basis Amount of the Special Dividend, or (2) (I) waive the condition in Section 9.2(f), (II) if the commitment for a bridge facility from Spinco, is then in effect, require Spinco to borrow an amount no less than the Above Basis Amount under such bridge facility on the terms set forth in such commitment and (III) require Spinco to distribute to MWV an amount in cash equal to the Above Basis Amount in satisfaction of the Above Basis Amount of the Special Dividend.  To the extent that Spinco issues to MWV Spinco Securities in satisfaction of the Above Basis Amount of the Special Dividend in accordance with clause (1) of the foregoing, the Company and Spinco shall following the Closing reasonably cooperate with MWV in connection with the preparation of all documents and the making of all filings required in connection with a subsequent sale of the Spinco Securities, including taking all such actions as are required of the Company pursuant to clauses (ii), (iii) and (iv) of this Section 8.12(f) with respect to the Spinco Distribution Debt.

     (g)           In the event that the Below Basis Amount is increased from $190 million pursuant to the Separation Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable, to modify the MWV Commitment Letter and the Spinco Commitment Letter and all other financing arrangements contemplated hereby to take into account such increase in the Below Basis Amount.

Section 8.13             Public Announcements.  MWV and the Company shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and none of them shall issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or automated inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall use all reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement; provided that subject to Section 8.11(e), the Company will not be required to obtain the prior agreement of or consult with MWV in connection with any such press release or public announcement in connection with the Company Board effecting a Change in Recommendation.

Section 8.14             Defense of Litigation.  Each of MWV, Spinco and the Company shall use all reasonable best efforts to defend against all actions, suits or proceedings in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the transactions contemplated by this Agreement or seek damages with respect to such transactions.  None of MWV, Spinco or the Company shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without having previously consulted with the other parties.  Each of MWV, Spinco and the Company shall use all reasonable best efforts to cause each of its Affiliates, directors and officers to use all reasonable best efforts to defend any such action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 8.14 to the same extent as if such Person was a party.

Section 8.15             Advice of Changes.  MWV and the Company shall as promptly as reasonably practicable after becoming aware thereof advise the others of (a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate such that the closing condition set forth in Section 9.2(b) or Section 9.3(b), as the case may be, would reasonably be expected not to be satisfied, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement that could be complied with or satisfied by it at such time under this Agreement, or which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions that could be satisfied at such time set forth in ARTICLE IX not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.  The failure to comply with the covenants, conditions or agreements contained in this Section 8.15 shall not be taken into account when determining whether the conditions set forth in Section 9.2(a) or Section 9.3(a) has been satisfied.

Section 8.16             Section 16 Matters.  Prior to the Effective Time, the Company and Spinco shall take all such steps as may be required to cause any dispositions of Spinco Common Stock (including derivative securities with respect to Spinco Common Stock) or acquisitions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Spinco to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.

Section 8.17             Control of Other Party’s Business.  Nothing contained in this Agreement shall give MWV or Spinco, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of the C&OP Business, or the business of Spinco and the Spinco Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of MWV, Spinco and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 8.18             Additional Information.  Prior to the Effective Time, MWV shall make available to the Company a list of the members of the Spinco Group as of the Effective Time and their respective jurisdictions of incorporation or formation.

Section 8.19             Covenant Not to Compete.

     (a)           In furtherance of the Merger and the transactions contemplated hereby, MWV covenants and agrees that, for a period beginning on the Effective Date and ending on the third anniversary of the Effective Time, neither MWV nor any of its Subsidiaries shall, without the prior written consent of the Company, engage, directly or indirectly, in the C&OP Businesses (the “Company Restricted Business”) anywhere throughout the world.  Notwithstanding anything to the contrary in the foregoing:

  (i)           nothing set forth in this Section 8.19(a) shall prohibit MWV or its Subsidiaries from owning not in excess of 5% in the aggregate of any class of capital stock or other equity interest of any Person engaged in the Company Restricted Business;

  (ii)           in the event that MWV completes a business combination transaction with a Person that is engaged in any Company Restricted Business, which transaction results in the holders of the voting securities of MWV outstanding immediately prior to the consummation of such transaction owning less than 50% of the voting power of the voting securities of MWV or the surviving entity in the transaction or any parent thereof (any such entity, an “Acquiror”) outstanding immediately after the consummation of such transaction, such Acquiror or any of its Subsidiaries or Affiliates (but not MWV or any of its Subsidiaries) may engage in any Company Restricted Business;

  (iii)         MWV may sell packaging, whether primary or secondary, pumps, sprays, triggers labels, board and other product or packaging materials to any Person, including those that conduct the Company Restricted Business;

  (iv)         MWV may acquire interests in or securities of any Person as an investment by their pension funds or funds of any other benefit plan of MWV whether or not such Person is engaged in any Company Restricted Business;

  (v)          MWV may acquire interests in or securities of any Person that derived 20% or less of its total revenues in its most recent fiscal year from activities that constitute Company Restricted Businesses; provided that such Person may not use the Mead Name in connection with the activities that constitute Company Restricted Businesses; and

  (vi)         MWV may perform their obligations under this Agreement and the Transaction Agreements.

The parties hereto acknowledge and agree that nothing herein shall be deemed to require MWV to give notice to or obtain the consent of the Company in order to engage in any activity or transaction of the types described in Section 8.19(a)(i) through Section 8.19(a)(vi).

     (b)           MWV acknowledges and agrees that the covenants included in this Section 8.19 are, taken as a whole, reasonable in their geographic and temporal coverage and MWV shall not raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant; provided, however, that if the provisions of this Section 8.19 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the minimum extent required by applicable Law to cure such problem.  MWV acknowledges and agrees that in the event of a breach by MWV of the provisions of this Section 8.19, monetary damages shall not constitute a sufficient remedy.  Consequently, in the event of any such breach, the Company may, in addition to any other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or preliminary and final injunctive relief or other relief in order to enforce or prevent any violation of the provisions hereof, without the necessity of proving actual damages or posting a bond.

Section 8.20             Non-Solicitation of Employees.

     (a)           MWV agrees that, for a period of one (1) year from and after the Closing Date, it shall not, and it shall cause the MWV Subsidiaries not to, without the prior written consent of the Company, directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of Spinco or a Spinco Subsidiary), or enter into a consulting agreement with, any Company Employee or Spinco Employee who has a title of vice president or higher, unless such Person ceased to be a Company Employee or Spinco Employee prior to such action by MWV or any MWV Subsidiary.

     (b)           The restrictions set forth in Section 8.19(a) shall not apply to (i) general solicitations (such as advertisements) for employment placed by MWV or any MWV Subsidiary and not specifically targeted at Company Employees or Spinco Employees or (ii) responding to or hiring any Company Employee who contacts MWV or any MWV Subsidiary without any prior solicitation (other than as permitted by clause (i) above).

Section 8.21             Spinco Share Issuance.  Prior to the Effective Time, Spinco will authorize the issuance of a number of shares of Spinco Common Stock such that the total number of shares of Spinco Common Stock outstanding immediately prior to the Effective Time will equal the total number fo shares of Parent Common Stock outstanding at such time.

Section 8.22             Change of Control Payments.  At all times on and after the date of this Agreement, the Company and the Company Subsidiaries shall take all necessary actions to ensure the transactions contemplated under the Transaction Agreements will not to constitute a “change of control”, “change in control” or any similar term, as defined or used in any Company Benefit Plan, except with respect to the items set forth in Section 8.22 of the Company Disclosure Letter.

Section 8.23             Takeover Statutes.  If any “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and Merger Sub and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 8.24             Interim Financial Information.  MWV shall, prior to the Effective Time, deliver to the Company, within a reasonable period after each quarterly accounting period for the C&OP Business, a balance sheet as of the end of such period and combined statements of income, cash flows and equity for such period for the C&OP Business.  Such financial information shall be in the same format and prepared on the same basis as the comparable portions of the Spinco Financial Statements.

Section 8.25             Company Stock Option Exercise Prohibition.  On or prior to the date that is three (3) Business Days prior to the Closing Date, the Company shall prohibit the holders of options to purchase Company Common Stock pursuant to the Company Stock Plan from exercising such options until after the Closing and shall instruct the Company’s transfer and other agent to prohibit the holders of options to purchase Company Common Stock pursuant to the Company Stock Plan from exercising such options until after the Closing.

Section 8.26             Spinco U.S. Real Property Interest Certification.  On or prior to the Closing, Spinco shall deliver to the Company a certificate, in form and substance reasonably satisfactory to the Company, in accordance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h) and certifying that the stock of Spinco is not a U.S. real property interest.

Section 8.27             Spinco Subsidiaries.  Within five (5) Business Days of Closing, MWV shall update Section 6.1(c) of the MWV Disclosure Letter to provide a list of the Spinco Subsidiaries and their respective jurisdictions of incorporation or organization as of the Closing Date.

Section 8.28              Transfer of Hong Kong Assets .  Immediately after the Effective Time, (i) MWV will Convey (or will cause any applicable Subsidiary to Convey) to the Company, or, to the extent requested by the Company, a Company Subsidiary, and the Company will accept from MWV (or the applicable Subsidiary of MWV) (or will cause any applicable Subsidiary of the Company to accept) all of MWV’s and its applicable Subsidiaries’ respective direct or indirect right, title and interest in and to all of the assets listed or described on Section 8.28 of the MWV Disclosure Letter and (b) MWV will Convey (or will cause any applicable Subsidiary to Convey) to the Company or, to the extent requested by the Company, a Subsidiary of the Company, and the Company will assume, perform, discharge and fulfill when due and, to the extent applicable, comply with (or will cause any applicable Subsidiary of the Company to assume, perform, discharge and fulfill when due and, to the extent applicable, comply with) all of the liabilities listed or described on Section 8.28 of the MWV Disclosure Letter, in accordance with their respective terms.  In furtherance thereof, MWV and the Company will (or will cause their applicable Subsidiaries to) enter to such bills of sale, certificates of title, assignments of contracts and other instruments of transfer, Conveyance and assignment, assumptions of Contracts and other instruments of assumption as and to the extent reasonably necessary to evidence the valid and effective Conveyance and assumption of liabilities, in form and substance reasonably satisfactory to MWV, Spinco and the Company.  The consideration for the Conveyance of the Hong Kong Assets (the “Hong Kong Asset Price”) shall be determined by the Company and MWV in good faith.

Section 8.29             Agreement With Respect to Release of MWV Guarantees .  To the extent required to obtain a Guarantee Release (as defined in the Separation Agreement) of any member of the MWV Group as contemplated by Section 1.10(b) of the Separation Agreement, the Company will use its reasonable best efforts to execute a guarantee agreement in the form of the existing agreement or guarantee or such other form as is agreed to by the relevant parties to such agreement or guarantee.

ARTICLE IX

CONDITIONS TO THE MERGER

Section 9.1               Conditions to the Obligations of Spinco, MWV and the Company to Effect the Merger.  The respective obligations of each party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by MWV and the Company) at or prior to the Effective Time of the following conditions:

     (a)           The Spinco Reorganization and the Distribution shall have been consummated in accordance with the Separation Agreement, the IRS D Reorganization Ruling, the IRS Debt Exchange Ruling and the Distribution Tax Opinion.

     (b)           Any applicable waiting period under the HSR Act shall have expired or been terminated.

     (c)           Competition Act Approval shall have been obtained.

     (d)           If required in the reasonable judgment of outside counsel to the Company and MWV to complete the Merger, Investment Canada Act Approval shall have been obtained.

     (e)           The Registration Statement and the Spinco Registration Statement, to the extent required, shall have become effective in accordance with the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Company Common Stock to be issued pursuant to the Merger shall have been obtained and shall be in effect; and such shares of Company Common Stock and such other shares required to be reserved for issuance pursuant to the Merger shall have been Approved for Listing.

     (f)           The Company Stockholder Approval shall have been obtained, in accordance with applicable Law and the rules and regulations of the NYSE.

     (g)           No court of competent jurisdiction or other Governmental Authority shall have issued an Order that is still in effect restraining, enjoining or prohibiting the Spinco Reorganization, the Distribution or the Merger.

Section 9.2               Additional Conditions to the Obligations of MWV and Spinco.  The obligation of MWV and Spinco to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by MWV) at or prior to the Effective Time of the following additional conditions:

     (a)           The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

     (b)           Each of the representations and warranties of the Company (i) set forth in ARTICLE VII (other than Section 7.2(a) and Section 7.3(a)) that are qualified by Material Adverse Effect shall be true and correct as of the Closing Date as though made as of the Closing Date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; (ii) set forth in ARTICLE VII (other than Section 7.3(a) and those representations and warranties qualified by Material Adverse Effect) of this Agreement shall be true and correct as of the Closing Date as though made as of the Closing Date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period, except in the case of this clause (ii) for such failures to be true and correct as are not having or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (ii) set forth in Section 7.2(a) and Section 7.3(a) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date.

     (c)           The Company shall have delivered to MWV a certificate, dated as of the Effective Time, of a senior officer of the Company certifying the satisfaction by the Company of the conditions set forth in subsection (a) and (b) of this Section 9.2.

     (d)           MWV and Spinco shall have received the Merger Tax Opinion from MWV Tax Counsel, dated the Closing Date.

     (e)           MWV and Spinco shall have received the IRS D Reorganization Ruling and the IRS Debt Exchange Ruling, each in form and substance reasonably satisfactory to MWV, Spinco and the Company, and such rulings shall continue to be valid and in full force and effect.

     (f)           The Debt Exchange shall be consummated simultaneously with the Merger in full satisfaction of MWV Debt in an amount equal to the Above Basis Amount.

Section 9.3               Additional Conditions to the Obligations of the Company.  The obligation of the Company and Merger Sub to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law waiver by the Company) at or prior to the Effective Time of the following additional conditions:

     (a)           Spinco and MWV shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement to be performed or complied with at or prior to the Effective Time.

     (b)           Each of the representations and warranties of MWV and Spinco (i) set forth in ARTICLE V and ARTICLE VI (other than Section 5.2(a), Section 6.2(a), and Section 6.3(a)) that are qualified by Material Adverse Effect shall be true and correct as of the Closing Date as though made as of the Closing Date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period, (ii) set forth in ARTICLE V and ARTICLE VI (other than Section 5.2(a), Section 6.2(a), and Section 6.3(a) and those representations and warranties qualified by Material Adverse Effect) shall be true and correct as of the Closing Date as though made as of the Closing Date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period, except for such failures to be true and correct as are not having or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco, and (ii) set forth in Section 5.2(a), Section 6.2(a), and Section 6.3(a) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period.

     (c)           MWV and Spinco shall have delivered to the Company a certificate, dated as of the Effective Time, of a senior officer of each of MWV and Spinco certifying the satisfaction of the conditions set forth in subsection (a) and (b) of this Section 9.3.

     (d)           The Company shall have received the Merger Tax Opinion from Company Tax Counsel, dated the Closing Date.

     (e)           Spinco and MWV (or a Subsidiary thereof) shall have entered into the applicable Transaction Agreements, and to the extent applicable, performed them in all material respects, and each such agreement shall be in full force and effect.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVERS

Section 10.1             Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Company Stockholder Approval:

     (a)           by the mutual written consent of MWV and the Company;

     (b)           by either MWV or the Company, if the Effective Time shall not have occurred on or before August 31, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 8.3,  Section 8.7 or Section 8.12) or the Separation Agreement has been the cause of, or has resulted in, the failure of the Effective Time to occur on or before the Termination Date;

     (c)           by either MWV or the Company, if any Governmental Authority  shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any party whose failure to comply with Section 8.7 has been the cause of, or has resulted in, such action or inaction;

     (d)           by the Company, if either MWV or Spinco shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.1 or Section 9.3 and (ii) cannot be cured by the Termination Date; provided that the Company shall have given MWV written notice, delivered at least thirty (30) days (or such lesser time remaining prior to the Termination Date) prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 10.1(d) and the basis for such termination;

     (e)           by MWV, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.1 or Section 9.2 and (ii) cannot be cured by the Termination Date; provided that MWV shall have given the Company written notice, delivered at least thirty (30) days (or such lesser time remaining prior to the Termination Date) prior to such termination, stating MWV’s intention to terminate the Agreement pursuant to this Section 10.1(e) and the basis for such termination;

     (f)            by MWV or the Company if, at the Company Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the Company Stockholder Approval shall not be obtained; or

     (g)           by MWV, if the Company Board shall have effected a Change in Recommendation.

Section 10.2             Effect of Termination.  In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 11.1, the provisions of Section 10.3 and ARTICLE XI), without any liability on the part of any party except as set forth in Section 10.3; provided that nothing in this Agreement shall relieve any party of liability for fraud or willful breach of this Agreement or the Separation Agreement prior to such termination.

Section 10.3             Termination Fee Payable in Certain Circumstances.

     (a)           The Company shall pay to MWV or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by MWV, as follows:

  (i)           (A) In the event that, after the date hereof, a Company Acquisition Proposal shall have been made to the Company or directly to the stockholders of the Company generally, or a Company Acquisition Proposal shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal, and (B) thereafter this Agreement is terminated by either party pursuant to Section 10.1(b) (and such Company Acquisition Proposal or such announcement of an intention to make a Company Acquisition Proposal shall not have been publicly withdrawn at such time), Section 10.1(e) (and such Company Acquisition Proposal or such announcement of an intention to make a Company Acquisition Proposal shall not have been publicly withdrawn at such time), or Section 10.1(f) (and such Company Acquisition Proposal or such announcement of an intention to make a Company Acquisition Proposal shall not have been publicly withdrawn at least two (2) Business Days prior to the date of the Company Stockholders Meeting) and (C) within twelve (12) months after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to any Company Acquisition shall have been entered into (the earlier of entry into such agreement or the consummation thereof, the “Company Termination Fee Date”), then, in either such case, the Company shall pay MWV a fee in the amount of $15 million (the “Company Termination Fee”) (less any amounts paid by the Company to MWV pursuant to Section 10.3(a)(iii)) within two (2) Business Days of the Company Termination Fee Date; provided that for purposes of determining whether a Company Acquisition Proposal exists under this Section 10.3(a)(i), solely for purposes of this Section 10.3, the term “Company Acquisition” shall have the meaning ascribed thereto in ARTICLE I, except that all references in such definition to 25% shall be changed to 50.1%;

   (ii)         in the event that this Agreement is terminated by MWV pursuant to Section 10.1(g), the Company shall promptly, and in any event not more than two (2) Business Days following such termination, pay MWV the Company Termination Fee by wire transfer of same day funds;

  (iii)          in the event that this Agreement is terminated by either the Company or MWV pursuant to Section 10.1(f), the Company shall pay MWV all out-of-pocket fees and expenses incurred by MWV, Spinco and their respective Affiliates in connection with the transactions contemplated by this Agreement (the “MWV Expenses”); provided that the Company shall not be required to pay more than an aggregate of $5 million in MWV Expenses pursuant to this Section 10.3(a)(iii). The Company shall promptly, and in any event not more than two (2) Business Days following the termination of this Agreement pursuant to Section 10.1(f), pay MWV the MWV Expenses by wire transfer of same day funds.  The payment of the expense reimbursement pursuant to this Section 10.3(a)(iii) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 10.3(a)(i) or Section 10.3(a)(ii).

     (b)           In the event that this Agreement is terminated by MWV or the Company pursuant to Section 10.1(b) and at the time of such termination, (i) the conditions set forth in Section 9.2(e) shall not have been satisfied and (ii) all other conditions to Closing set forth in ARTICLE IX have been satisfied or, to the extent permitted by applicable Law, waived by the party having the right to waive such conditions on or prior to the date of such termination (and, in the case of those conditions that, by their nature, cannot be satisfied until the Closing Date, such conditions would be satisfied if the Closing Date were to occur), then MWV shall pay the Company a fee in the amount of $7.5 million (the “MWV Termination Fee”) not more than two (2) Business Days following such termination by wire transfer of same day funds.

     (c)           In the event that this Agreement is terminated by the Company or MWV pursuant to Section 10.1(b) and at the time of such termination, (i) the conditions set forth in Section 9.2(f) shall not have been satisfied and (ii) all other conditions to Closing set forth in ARTICLE IX have been satisfied or, to the extent permitted by applicable Law, waived by the party having the right to waive such conditions on or prior to the date of such termination (and, in the case of those conditions that, by their nature, cannot be satisfied until the Closing Date, such conditions would be satisfied if the Closing Date were to occur), then MWV shall pay to the Company a fee in the amount of $20 million (the “Reverse Breakup Fee”), which fee shall be payable to the Company not more than two (2) Business Days following such termination.

     (d)           Upon payment of the Company Termination Fee, the Company shall have no further liability to MWV or Spinco or their respective stockholders with respect to this Agreement or the transactions contemplated hereby (other than the obligation to pay any amounts payable pursuant to Section 10.3(e) and the obligation to pay the Company Termination Fee set forth in Section 10.3(a)(i) or Section 10.3(a)(ii) if the circumstances provided for in such

Section shall apply).  Upon payment of the MWV Termination Fee or the Reverse Breakup Fee, MWV shall have no further liability to the Company or Merger Sub or their respective stockholders with respect to this Agreement or the transactions contemplated hereby (other than the obligation to pay any amounts payable pursuant to Section 10.3(e)). Notwithstanding the preceding, nothing herein shall release any party from liability for fraud or willful breach or as provided for in the Confidentiality Agreement.  The parties acknowledge and agree that in no event shall the Company be required to pay more than one Company Termination Fee nor MWV be required to pay more than one MWV Termination Fee or more than one Reverse Breakup Fee, nor shall MWV be required to pay both the MWV Termination Fee and the Reverse Breakup Fee.

     (e)           In the event that the Company or MWV shall fail to pay when due any Company Termination Fee (in the case of the Company) or the MWV Termination Fee or the Reverse Breakup Fee (in the case of MWV) required to be paid by it pursuant to this Section 10.3, such Company Termination Fee (in the case of the Company) or MWV Termination Fee or Reverse Breakup Fee (in the case of MWV) shall accrue interest for the period commencing on the date such Company Termination Fee (in the case of the Company) or MWV Termination Fee or Reverse Breakup Fee (in the case of MWV) became past due, at a rate equal to the sum of (x) the prime lending rate prevailing during such period as published in The Wall Street Journal plus (y) 5%, calculated on a daily basis until the date of actual payment. In addition, if the Company shall fail to pay the Company Termination Fee when due or if MWV shall fail to pay the MWV Termination Fee or Reverse Breakup Fee when due, the Company or MWV, as applicable shall also pay to the other party all of the other party’s costs and expenses (including reasonable attorneys’ fees), as applicable, in connection with efforts to collect such amounts.

Section 10.4             Amendment.  This Agreement may be amended by MWV, Spinco, the Company and Merger Sub at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after such adoption, no amendment shall be made that by Law or in accordance with the rules of any relevant stock exchange or automated inter-dealer quotation system requires further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed by MWV, Spinco, the Company and Merger Sub.

Section 10.5             Waivers.  At any time prior to the Effective Time, MWV, Spinco, the Company and Merger Sub may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other parties; (ii) waive any inaccuracies in the representations and warranties of any of the other parties contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions of any of the other parties contained herein; provided, however, that no failure or delay by MWV, Spinco, the Company or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of MWV, Spinco, the Company or Merger Sub to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XI

MISCELLANEOUS

Section 11.1             Non-Survival of Representations, Warranties and Agreements; Indemnification.  The covenants and agreements that by their terms are to be performed following the Closing pursuant to the Separation Agreement or this Agreement shall survive the Effective Time in accordance with their terms and all other covenants and agreements herein and therein shall terminate and shall not survive the Closing.  None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or any other covenant or agreement set forth herein shall survive the Effective Time.  The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.

Section 11.2             Expenses.  Except as otherwise specifically provided herein, whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (i) Expenses incurred in connection with the filing, printing and mailing of the Spinco Registration Statement (if required), the Registration Statement and the Proxy Statement/Prospectus, (ii) filing fees paid to Governmental Authorities with respect to the transactions contemplated hereby pursuant to the HSR Act and appropriate filings, if any are required, with foreign regulatory authorities in accordance with Foreign Competition Laws, (iii) the expenses that would have been payable to Muirfield pursuant to Section 2.1.4 of the Transition Services Agreement had the Merger been consummated, and (iv) any fees and expenses incurred in connection with seeking third party Consents (other than such fees and expenses contemplated by Section 3.2 of the Transition Services Agreement) or in connection with Section 1.11 of the Separation Agreement, each of which shall be shared equally by MWV and the Company.  As used in this Agreement, “Expenses” means all out-of-pocket expenses (including applicable filing and registration fees and all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Spinco Registration Statement (if required), the Registration Statement and the Proxy Statement/Prospectus and the solicitation of stockholder approval and all other matters related to the transactions contemplated hereby.

Section 11.3             Notices.  Any notice, demand, claim or other communication under this Agreement shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Spinco or MWV, to:

MeadWestvaco Corporation
501 South 5th Street
Richmond, Virginia 23219-0501
Fax:                (804) 444-1000
Attention:        General Counsel

with a copy (which shall not constitute notice) to

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Fax:                (212) 403-2000
Attention:        Elliott V. Stein
                       Gregory E. Ostling

If to the Company or Merger Sub, to:

ACCO Brands Corporation
300 Tower Parkway
Lincolnshire, IL 60049
Fax:                (847) 484-4144
Attention:        General Counsel

with a copy (which shall not constitute notice) to

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, IL 60606
Fax:                (312) 407-8514
Attention:        William R. Kunkel

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 11.4             Interpretation.

     (a)           When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, including all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  References to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified.  References to dollar amounts are to U.S. dollars, unless otherwise specified.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.  For avoidance of doubt, “consistent with past practice” when used with respect to Spinco or any of its Subsidiaries means the past practice of MWV with respect to the C&OP Business.  Except as otherwise expressly provided elsewhere in this Agreement, the Separation Agreement, or any other Transaction Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a party, such party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion.

     (b)           Any matter disclosed in any particular Section or Subsection of the MWV Disclosure Letter, the MWV Disclosure Letter or the Company Disclosure Letter shall be deemed to have been disclosed in any other Section or Subsection of this Agreement, with respect to which such matter is relevant so long as the applicability of such matter to such Section or Subsection is reasonably apparent on its face.

Section 11.5             Severability.  If any provision of this Agreement, or the application of any provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.

Section 11.6             Assignment; Binding Effect.  Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of all of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 11.7             No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than MWV, Spinco and the Company and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.  Notwithstanding the foregoing, each financing source under the Spinco Commitment Letter and Related Letters shall be an express third party beneficiary of and shall be entitled to rely upon Section 11.10, Section 11.12 and Section 11.14 hereof, and each such financing source and its successors and assigns may enforce such provisions.

Section 11.8             Limited Liability.  Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of any of the parties hereto, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of the parties hereto, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.

Section 11.9             Entire Agreement.  This Agreement (together with the other Transaction Agreements, the Confidentiality Agreement, the exhibits and the Disclosure Letters and the other documents delivered pursuant hereto) constitutes the entire agreement of all the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  All exhibits attached to this Agreement and the Disclosure Letters are expressly made a part of, and incorporated by reference into, this Agreement.

Section 11.10           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

Section 11.11           Counterparts.  This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement.  This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of a party, the other party will re-execute original forms thereof and deliver them to the requesting party.  No party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such party forever waives any such defense.

Section 11.12           Jurisdiction; Consent to Jurisdiction.

     (a)           Exclusive Jurisdiction. Each of the parties irrevocably agrees that any claim, dispute or controversy (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise, and whether based on state, federal, foreign or any other law), arising out of, relating to or in connection with this Agreement, the Ancillary Agreements, the documents referred to in this Agreement, or any of the transactions contemplated thereby, and including disputes relating to the existence, validity, breach or termination of this Agreement (any such claim being a “Covered Claim”) may be brought and determined in any federal or state court located in the State of Delaware, and each of the parties hereto hereby irrevocably submits in respect of Covered Claims for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it may be served with such legal process at the address and in the manner set forth in Section 11.3.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in respect of Covered Claims (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The parties hereby further agree that New York state or United States Federal courts sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any action brought against any financing source under the Spinco Commitment Letter and Related Letters in connection with the transactions contemplated under this Agreement.

     (b)           Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii)

EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS (b).

Section 11.13           Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Agreement, the party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Agreement, in addition to any and all other rights and remedies at law or in equity.  The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties to this Agreement.

Section 11.14            Certain Lender Agreements.  MWV agrees, on behalf of itself and its Affiliates, stockholders and Representatives (collectively, the “MWV Related Parties”), that the financing sources under the Spinco Commitment Letter and Related Letters and their Affiliates, stockholders and Representatives and each of their successors and assigns (i) shall be subject to no liability or claims by the MWV Related Parties arising out of or relating to this Agreement, the Spinco Financing or the transactions contemplated hereby (except with respect to the enforcement of the MWV Commitment Letter) or in connection with the Spinco Financing, or the performance of services by such financing sources or their Affiliates or Representatives with respect to the foregoing and (ii) are express third party beneficiaries of this Section (which may not be changed as to any financing source without its prior written consent).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MEADWESTVACO CORPORATION

By:	/s/ E. Mark Rajkowski
	Name:	E. Mark Rajkowski
	Title:	Senior Vice President and Chief Financial Officer

MONACO SPINCO INC.

By:	/s/ E. Mark Rajkowski
	Name:	E. Mark Rajkowski
	Title:	President

ACCO BRANDS CORPORATION

By:	/s/ Robert J. Keller
	Name:	Robert J. Keller
	Title:	Chairman and Chief Executive Officer

AUGUSTA ACQUISITION SUB, INC.

By:	/s/ Steven Rubin
	Name:	Steven Rubin
	Title:	President

[Signature Page to the Merger Agreement]